May 9, 2008 Commission Number 333-150524

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEZEY HOWARTH RACING STABLES, INC.
(Exact name of registrant as specified in its charter)

Nevada	7948	20-8623320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1001 Ave Pico, Ste C-629, San Clemente, California 92673
(Address of principal executive offices) (zip code)

(949) 429-4007
(Registrant's telephone number, including area code)
(949) 271-5730
(Registrant's fax number, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please  check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

[ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2) (3)
Common Stock , par value $.001	10,000,000	$0.04	$400,000	$15.72
Total Registration Fee				$15.72

(1)

An indeterminate number of additional shares of common stock shall be issue-able pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(3)	Registration fee of $15.72 previously paid with initial registration statement on april 30, 2008.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUBJECT TO COMPLETION, DATED _______ 2008

MEZEY HOWARTH RACING STABLES, INC.

A NEVADA CORPORATION

10,000,000 SHARES OF COMMON STOCK OF MEZEY HOWARTH RACING STABLES, INC.

_________________________________

This prospectus relates to the resale of up to 10,000,000 shares of the common stock of Mezey Howarth Racing Stables, Inc., a Nevada corporation, by Dutchess Private Equities Fund Ltd., a Cayman Island exempted company (“Dutchess”), a selling shareholder pursuant to a “put right” under an Investment Agreement, also referred to as an Equity Line of Credit, we have entered into with Dutchess. That Investment Agreement permits us to “put” up to $10.0 million in shares of our common stock to Dutchess. We will not receive any proceeds from the sale of these shares of common stock offered by Dutchess. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right. We will bear all costs associated with this registration.

Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Dutchess will pay us 93% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.

Our shares of common stock are traded on the OTCBB under the symbol "MZYH." On April 18, 2008, the closing sale price of our common stock was $0.04 per share.

The Company was organized to engage in all phases of the thoroughbred horse racing industry including, but not limited to, acquiring, breeding, racing and selling thoroughbred race horses, broodmares and their offspring both privately and at public auction. As of January 28, 2008, the Company owns an interest in nine (9) horses. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a loss of your investment. Our independent auditors have issued an audit opinion for Mezey Howarth Racing Stables, Inc. which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS, PARTICULARLY, THE RISK FACTORS SECTION BEGINNING ON PAGE 4.

Neither the U.S. Securities and Exchange Commission nor any state securities division has approved or disapproved these securities, or determined if this prospectus is truthful, accurate, current or complete. Any representation to the contrary is a criminal offense.

The sale of securities by Selling Stockholders when made, may be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the sellers, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, at negotiated prices related to the prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus the period of distribution of such securities may occur over an extended period of time. The Selling Stockholders will pay or assume any brokerage commissions or discounts incurred in the sale of their securities, which commissions or discounts will not be paid or assumed by us.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet site.

This Prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this Prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this Prospectus. You may obtain a copy of any document we file at the SEC, including this registration statement, exhibits and schedules, without charge at the public reference rooms as described above or the SEC internet site. When a reference is made in this Prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

You can also request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, emailing or telephoning us at the following address, email address or phone number:

Mezey Howarth Racing Stables, Inc.
1001 Ave Pico, Ste C-629
San Clemente, CA 92673
investor@mezeyhowarth.com
(949) 429-4007

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference in this Prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (1) any filings after the filing of this registration statement and prior to the effectiveness of the registration statement and (2) any filings after the date of this Prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until all of the securities to which this Prospectus relates have been sold or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this Prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in (1) this Prospectus or (2) any other subsequently filed document that is incorporated by reference into this Prospectus modifies or supersedes such statement.

We incorporate by reference into this Prospectus the following documents which we have previously filed with the SEC:

(1)	Form 10-K for the period ended December 31, 2007 filed with the SEC on April 15, 2008, and

(2)
our Current Reports on Forms 8-K filed June 13, 2007, June 14, 2007, June 15, 2007, June 25, 2007, July 3, 2007, July 5, 2007, July 20, 2007,  December 12, 2007, January 16, 2008, Form 8-K/A filed on January 16, 2008, Form 8-K filed on January 28, 2008, Form 8-K filed on February 4, 2008, Form 8-K filed on February 28, 2008 and Form 8-K filed on April 4, 2008.

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ABOUT OUR COMPANY

Mezey Howarth Racing Stables, Inc. was incorporated under the laws of the State of Nevada on February 27, 2007 under the name of MH 1. On June 12, 2007 the Company changed it's name to Mezey Howarth Racing Stables, Inc. We formed the Company for the purpose of buying, selling and racing thoroughbred race horses of every age from broodmares, weanlings, and yearlings to racing age horses.  The Company was originally organized as a “blank check” shell Company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. However, the Company began operations as a racing stable on May 18, 2007 with the acquisition of Dixie's Ruler. Our principal office is located at 1001 Ave Pico, Ste C-629, San Clemente, CA 92673 and our telephone number is (949) 429-4007.

The Company was organized to engage in all phases of the thoroughbred horse racing industry including, but not limited to, acquiring, breeding, racing and selling thoroughbred race horses, broodmares and their offspring both privately and at public auction. As of January 28, 2008, the Company owns an interest in nine (9) horses. We anticipate the acquisition of up to 25 additional horses prior to December 31, 2008. The Company acquires horses for the purpose of racing and to be resold.

The Company contracts with trainers for each horse, which is stabled with the trainer. The trainers used by the Company maintain their stables at the various racetracks. In general, we intend to operate in a number of areas. Our primary operations and their criteria are as follows: 1. Purchase of horses through claimer races to continue racing and possibly resold. 2. Purchase of yearlings to race as two-year olds, which also may be resold. 3. Purchase of allowance and stakes caliber racehorse to be raced.  The Companies buy horses with a view towards winning purse moneys. Generally, the purse distribution from a race gives 60% of the purse to the winner, 20% of the purse to the second place finisher, 10% of the purse to the third placed horse, with 6% and 4% respectively going to the 4th and 5th place finishers.

THE OFFERING

This prospectus relates to the resale of shares of our common stock by the selling stockholders of Mezey Howarth Racing Stables, Inc. identified in this prospectus.

We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit that we have entered into with one of the selling stockholders, Dutchess Private Equities Fund, Ltd., ("Dutchess"), which permits us to "put" up to $10 million in shares of common stock to Dutchess Private Equities Fund Ltd.  All costs associated with this registration will be borne by us.

On January 28, 2008 we entered into an Investment Agreement with Dutchess also referred to as an Equity Line of Credit. Pursuant to Sections 2(a) and 2(b) of that agreement, following notice to Dutchess, we may put to Dutchess up to $10 million in shares of our common stock for a purchase price equal to 93% of the lowest closing bid price of our common stock during the five day period following that notice. Each put will be equal to either (a) 200% of the average daily volume of our common stock for the three trading days prior to the put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the Put or (b) $250,000.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell some, all or none of the shares offered by this prospectus.

Common stock outstanding as of April 18, 2008	36,613,458

Common stock offered by selling stockholders	Up to 10,000,000 shares

Number of selling stockholders	1

Use of proceeds
We will not receive any of the proceeds from the sale of the common stock by the selling stockholders under this prospectus. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit that we have entered into with one of the selling stockholders, Dutchess Private Equities Fund, Ltd. See “Use of Proceeds” for a complete description.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

Address and phone number of Registrant	1001 Ave Pico, Ste C-629 San Clemente, CA 92673 (949) 429-4007

Terms of Financing Documents

Transaction with Dutchess Private Equities Fund LTD.

On January 28, 2008, we entered into an Investment Agreement (the “Agreement”) and a Registration Rights Agreement with Dutchess Private Equities Fund, Ltd. (the “Investor” or "Dutchess"). Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The Agreement provides that, from time to time, we may deliver a notice to the Investor. Such notices will state the dollar amount of common stock that we desire the Investor to purchase subject to the limits of the Agreement. Upon receipt of a put notice, the Investor is obligated to purchase from us, during the relevant pricing period, shares having an aggregate purchase price equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date. The put date shall be the date that the Investor receives a put notice of a draw down by us. During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The Purchase Price shall be set at ninety-three percent (93%) of the Lowest Closing Best Bid price of the Common Stock during the pricing period. The Pricing Period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

We are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 10,000,000 shares of the common stock underlying the Investment Agreement within 15 days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date. We shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the draw downs.

The Company currently intends to issue only 10,000,000 shares under the Investment Agreement with the Investor.  The entire share requirement for the full $10,000,000 would be approximately 268,817,204.  However, the Company has decided to limit itself to 10,000,000 shares available or $372,000 based on current market prices with the 7% discount to the Investor.  If the Company decides to issue more than 10,000,000 shares  to the Investor under the Investment Agreement, we will need to file an additional registration statement with the SEC covering those additional shares.

Conditions To Investor's Obligation To Purchase Shares. We shall not be entitled to deliver a Put Notice and the Investor shall not be obligated to purchase any Shares at a Closing (as defined in Section 2(G)of the Agreement) unless each of the following conditions are satisfied:

(I)

a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the Closing with respect to the subject Put Notice;

(II)

at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

(III)

the Company has complied with its obligations and is otherwise not in breach of or in default under, this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery of the Investor’s Put Notice Date;

(IV)

no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

(V)	the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (I) through (V) above occurs during a Pricing Period, then the Investor shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Mechanics Of Purchase Of Shares By Investor. Subject to the satisfaction of the conditions set forth in Sections 2(E), 7 and 8 of the Agreement, the closing of the purchase by the Investor of Shares (a "Closing") shall occur on the date which is no later than seven (7) Trading Days following the applicable Put Notice Date (each a "Closing Date"). Prior to each Closing Date, (I) the Company shall deliver to the Investor pursuant to this Agreement, certificates representing the Shares to be issued to the Investor on such date and registered in the name of the Investor; and (II) the Investor shall deliver to the Company the Purchase Price to be paid for such Shares, determined as set forth in Section 2(B) of the Agreement. In lieu of delivering physical certificates representing the Securities and provided that the Company's transfer agent then is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Investor, the Company shall use all commercially reasonable efforts to cause its transfer agent to electronically transmit the Securities by crediting the account of the Investor's prime broker (as specified by the Investor within a reasonably in advance of the Investor's notice) with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

The Company understands that a delay in the issuance of Securities beyond the Closing Date could result in economic damage to the Investor. After the Effective Date, as compensation to the Investor for such loss, the Company agrees to make late payments to the Investor for late issuance of Securities (delivery of Securities after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date, with the Amounts being cumulative.):

LATE PAYMENT FOR EACH NO. OF DAYS LATE	$10,000 WORTH OF COMMON STOCK
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 + $200 for each Business Day late beyond 10 days

The Company shall make any payments incurred under this Section in immediately available funds upon demand by the Investor. Nothing herein shall limit the Investor's right to pursue actual damages for the Company's failure to issue and deliver the Securities to the Investor, except that such late payments shall offset any such actual damages incurred by the Investor, and any Open Market Adjustment Amount, as set forth below.

Overall Limit On Common Stock Issuable. If during the Open Period the Company becomes listed on an exchange that limits the number of shares of Common Stock that may be issued without shareholder approval, then the number of Shares issuable by the Company and purchasable by the Investor, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval (the "Maximum Common Stock Issuance"). If such issuance of shares of Common Stock could cause a delisting on the Principal Market, then the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Amended and Restated Certificate of Incorporation of the Company, if such issuance of shares of Common Stock could cause a delisting on the Principal Market. The parties understand and agree that the Company's failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or the Investor's obligation in accordance with the terms and conditions hereof to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation provided in Section 2(H) of the Agreement.

(I) If, by the third (3rd) business day after the Closing Date, the Company fails to deliver any portion of the shares of the Put to the Investor (the "Put Shares Due") and the Investor purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to the Investor by the Company (the "Open Market Share Purchase") , then the Company shall pay to the Investor, in addition to any other amounts due to Investor pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount (as defined below). The "Open Market Adjustment Amount" is the amount equal to the excess, if any, of (x) the Investor's total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due. The Company shall pay the Open Market Adjustment Amount to the Investor in immediately available funds within five (5) business days of written demand by the Investor. By way of illustration and not in limitation of the foregoing, if the Investor purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Purchase with respect to shares of Common Stock it sold for net proceeds of $10,000, the Open Market Purchase Adjustment Amount which the Company will be required to pay to the Investor will be $1,000.

Limitation On Amount Of Ownership. in no event shall the Investor be entitled to purchase that number of Shares, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Investor, would exceed 4.99% of the number of shares of Common Stock outstanding on the Closing Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

Number of Shares Underlying The Equity Line. There is no limit to the number of shares that we may be required to obtain funds from the Equity Line as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock. The following table shows the effect on the number of shares required for a Put Notice for the value of the full Equity Line, in the event the common stock price declines by 25%, 50% and 75% from the trading price.

		Price Decreases By
	4/18/2008	25%	50%	75%
Lowest Closing Best Bid Price during the Purchase Period (as defined above)	$0.04	$0.03	$0.02	$.01
Purchase Price (defined above as 93% of the Lowest Closing Best Bid Price)	$0.0372	$0.0279	$0.0186	$0.0093
Number Subject to the Put if 100% of the Equity Line is Executed.	268,817,204	358,422,939	537,634,409	1,075,268,817

The Company entered into the Investment Agreement with the intention to grow its business and expand its operating level, which in turn should increase the value of the Company. Because of the nature of the Investment Agreement it appears unlikely that the Company will be able to draw down the full $10,000,000 without significant positive value being added to the Company as a result of the aggregate draw downs. Because the Company’s ability to draw down upon the equity line is directly connected to the market price of the Company’s common stock, it is in the Company’s best interest to maximize its effective use of the funds to ensure its ability to draw additional funds from the equity line.

The Company currently intends to issue only 10,000,000 under the Investment Agreement with Dutchess.  The entire share requirement for the full $10,000,000 would be approximately 268,817,204.  However, the Company has decided to limit itself to 10,000,000 shares available or $372,000 based on current market prices.  If the Company decides to issue more than 10,000,000 to the Investor under the Investment Agreement, we will need to file an additional registration statement with the SEC covering those additional shares.

Conversion Limitation.

The Investors have contractually agreed to restrict their ability to receive Notice of a Put and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Value of Shares

The market price for the Company’s common stock on the Issuance Date was $0.04 per share based upon the closing price that day. Using this market price per share, the maximum dollar value of the 10,000,000 common shares the Company is registering under this Registration Statement is $400,000.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the Puts and the total possible payments to all selling shareholders and any of their affiliates in the first year following the execution of the Put. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes. For purposes of this table, we assumed that the Company executed a Put for $250,000.

There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Placement Agent Fee(1)	Structuring, Due Diligence and Legal Fees(2)	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(6)	Net Proceeds to Company(7)
0	$10,000	$0	$0	$0	$0	$0	$240,000
____________________

(1)	The Company is not using a placement agent.
(2)	The Company paid $10,000 for the audit and legal review of the S-1.
(3)	The Financing agreement does not include instruments which bear interest.
(4)	The Financing agreement does not include instruments bearing a premium for early redemption.
(5)	The Financing agreement does not provide for liquidated damages.
(6)	The Financing agreement is not structured in a way where any payments are to be made directly by the Company.
(7)	Total net proceeds to the Company including the placement agent fee, structuring and audit fees and legal fees of $10,000.

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities involved in the April 18, 2008 Equity Line Financing.

Lowest Closing Best Bid Price during the Purchase Period (1)	Purchase Price (2)	Shares Underlying The Equity Line(3)	Combined Market Price of Shares(4)	Total Purchase Price(5)	Total Possible Discount to Market Price(6)

$0.04	$0.0372	267,817,204	$10,752,688	$10,000,000	$752,688

(1)	The lowest Bid Price will be used pursuant to the Agreement.

(2)
The Purchase Price per share of our common stock underlying the Equity Line on the Date of the Agreement is calculated as the lowest closing best bid price during the purchase period, where the purchase period is the five (5) consecutive trading days following the Put Date, less a 7% discount.

(3)
Total number of shares of common stock underlying the Equity Line assuming the Company issued a Put for the entire Equity Line as of the Issuance Date. Since the Purchase Price may fluctuate as market prices fluctuate, the actual number of shares that underlie the Equity Line will also fluctuate.

(4)	Total market value of shares of common stock underlying the Equity Line assuming full conversion as of the Date of the Agreement based on the market price on the Issuance Date.

(5)	Total value of shares of common stock underlying the Equity Line assuming the Company issued a Put for the Entire Equity Line as of the Issuance Date based on the Purchase Price.

(6)	Discount to market price calculated by subtracting the total Purchase Price (result in footnote (5)) from the Combined Market Price (result in footnote (4)).

Prior Securities Transactions with Selling Stockholders

We have not engaged in any prior securities transactions with the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to Equity Line Financing transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	36,613,458

Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0

Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	10,000,000

Shorting and Prior Transactions with Selling Stockholders

To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

Other than entering into the January 28, 2008 Financing Agreement, the Company has not in the past three (3) years, engaged in any securities transaction the Selling Stockholder, any affiliates of the Selling Stockholder, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Warrants

No warrants were issued in connection with the January 28, 2008 financing transaction.

Notes

No notes were issued in connection with the January 28, 2008 financing transaction.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations data and balance sheet data for the period from Inception (February 27, 2007) to September 30, 2007 are from our unaudited financial statements.

From Inception (February 27, 2007) to December 31, 2007
STATEMENT OF OPERATIONS
Revenues	31,051
Cost of Goods Sold	39,876
Total Operating Expenses	871,285
Net Loss	(880,110)

December 31, 2007
BALANCE SHEET DATA
Cash	19,318
Total Assets	1,713,965
Total Liabilities	2,250,039
Stockholders' Deficit	(536,074)

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RISK FACTORS

1. We have incurred losses from inception and may never generate profits.

The Company was organized in February 2007. Consequently, the Company has only a limited operating history and limited revenues. Activities to date have been limited to acquiring an interest in certain thoroughbreds, organizational efforts and obtaining initial financing. The Company must be considered in the developmental stage. Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the absence of any prior operating history, need for working capital and intense competition. The likelihood of success of the Company must be considered in light of such problems, expenses and delays frequently encountered in connection with the operation of a new business and the competitive environment in which the Company will be operating.

2. Limited Capitalization and Lack of Working Capital.

The Company has extremely limited capitalization and is dependent on the proceeds of this offering, achieving profitable operations and receipt of additional financing to continue as a going concern. The Company has substantial commitments for boarding and training of its existing Thoroughbreds and repayment of debt, in addition to proposed capital expenditures for additional Bloodstock. In the event the Company receives no or nominal proceeds from this offering, acquisition of additional racing prospects and Bloodstock would be curtailed. Even assuming receipt of maximum proceeds from this offering, the Company will likely require additional capital from outside sources in order to continue as a going concern. The Company will endeavor to finance its need for additional working capital through debt or private equity financing. Additional debt financing would be sought only in the event that equity financing failed to provide the Company necessary working capital. Debt financing may require the Company to mortgage, pledge or hypothecate its assets, and would reduce cash flow otherwise available to pay operating expenses and acquire additional assets. Debt financing would likely take the form of short-term financing provided by officers and directors of the Company, to be repaid from future equity financing. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

3. Because of the limited experience of management in claiming and racing of thoroughbred horses our business could suffer.

J. Wade Mezey and Paul Howarth currently makes all of our decisions regarding the purchasing, training, racing and selling of our thoroughbred horses.  Mr. Mezey and Mr. Howarth has had limited experience in claiming and racing of thoroughbred horses. There can be no assurance that Mr. Mezey and Mr. Howarth will be able to make the decisions necessary to earn a profit in the business.

4. Dependence on a Limited Number of Prospects.

The success of the Company will be dependent on only a limited number of prospects. Injury or loss to any one of these prospects could substantially and adversely effect the Company's operations. The Company has endeavored to reduce this risk by obtaining mortality and surgical insurance on three of the prospects currently owned, but there is no assurance that this insurance will be continued or that it will insure against all loses which might be incurred. Nonetheless, the Company's future financial success will depend on the limited number of horses currently owned until the Company can expand and diversify its stable.

5. Dependence on Key Personnel.

Initially, success of the Company is entirely dependent upon the management efforts and expertise of J. Wade Mezey and Paul Howarth and trainers to be retained by the Company. A loss of the services of any of these individuals could adversely affect the conduct of the Company's business. In such event, the Company would be required to obtain other personnel to manage and operate the Company, and there can be no assurance that the Company would be able to employ a suitable replacement for either of such individuals, or that a replacement could be hired on terms which are favorable to the Company. The Company currently maintains no key man insurance on the lives of any of its officers or directors. Paul Howarth is employed by another Company and works after hours and on the weekends for MHRS.

6. Conflict of Interest.

Officers and directors of the Company are subject to potential conflicts of interest in their service to the Company. The Company's interest in Dixie's Ruler was purchased from Paul Howarth. Accordingly, the terms and conditions of that acquisition were not negotiated in arms length transactions. The Company did not obtain an independent appraisal of the value of the interest in that Thoroughbred. However, management is of the opinion that the terms and conditions of the transaction was no less favorable than could be obtained from since the Company paid the same amount that Mr. Howarth paid for his interest in Dixie's Ruler. Since each of the officers and directors is engaged in other business enterprises, and has not devoted their full time to the affairs of the Company, they are also subject to potential conflicts with regard to time, effort and corporate opportunity. Messrs. Mezey and Howarth are each engaged in a variety of other businesses, both within and without the Thoroughbred industry. None of the officers or directors will devote full time to the affairs of the Company. However, officers and directors are aware of their fiduciary duty to the Company and believe they have sufficient time to devote to its affairs. In addition, each of the officers and directors is aware of the doctrine of corporate opportunity as it relates to their position as officers and directors.  Mr. Howarth currently devotes 4-5 hours per week to Company matters.

7. Intense Competition.

There are numerous nationally and internationally-known corporations and entities which are engaged in the type of business proposed to be engaged in by the Company. Numerous individuals and entities are engaged as owners and trainers of thoroughbred racehorses, both within the United States and abroad. Competition for the acquisition and training of thoroughbred prospects is intense. All of these entities seek to place racing prospects in the premier races throughout the United States, such as the Kentucky Derby, the Preakness and Belmont Stakes. In the case of disposition of the Company's Thoroughbreds, the Company would be competing against major breeders and dealers at private and public sales. Most of these competitors have substantially greater financial and personnel resources than the Company. Accordingly, the Company will be at a competitive disadvantage vis-a-vis its competitors.

8. Control of the Company.

Management currently controls 72% of the issued and outstanding shares of our common stock.  As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares.  Because our directors, executive officers, and principal shareholders control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated.

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9. Lack of Dividends.

The Company has paid no dividends on its Common Stock to date, and there are no plans to pay any in the foreseeable future. Initial earnings which the Company may realize, if any, will be retained to finance growth of the Company. Any future dividends, of which there can be no assurance, will be directly dependent upon the earnings of the Company, its financial requirements and other factors.

10. Possible Rule 144 Sales and Market Overhang.

An aggregate of 9,872,223 shares of the Common Stock presently outstanding are "restricted securities" within the meaning of the 1933 Act and may hereafter be sold in compliance with Rule 144 promulgated hereunder. Rule 144 provides, among other things, and subject to certain limitations, that a person holding restricted securities for a period of one year may sell, every three months, those securities in brokerage transactions in an amount equal to 1% of the Company's outstanding Common Stock or the average weekly trading volume during the four weeks preceding the sale, whichever amount is greater. After two years, holders of restricted stock who are not affiliates of the Company may apply to sell all restricted stock free of restrictions. Possible sales of the Company's Common Shares pursuant to Rule 144 may, in the future, have a depressive effect on the price of the Company's Common Shares.

11. Preferred Stock Authorized.

The Articles of Incorporation of the Company, as amended, authorize the issuance of a maximum of  20,000,000 shares of Preferred Stock, par value $.001 per share.

12. Risks Related to Thoroughbred Racing.

The business of training and racing thoroughbreds is a high-risk venture. There is no assurance that any thoroughbred acquired by the Company will possess qualities of a championship character. While a thoroughbred may have an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. Moreover, thoroughbreds are subject to injury and disease which can result in forced retirement from racing, or at the extreme, natural death or euthanasia of the animal. There can be no assurances that the value of the thoroughbreds which may be acquired and owned by the Company, will not decrease in the future or that the Company will not subsequently incur losses on the racing careers or sale or other disposition of any or all of the thoroughbreds which the Company may acquire.

13. Valuation of Thoroughbreds.

The valuation of thoroughbreds is a highly speculative matter and prices have fluctuated widely in recent years. The success of the Company is dependent upon the present and future values of thoroughbreds generally, and of the Company's Thoroughbreds in particular, as well as the racing success of the Company's Thoroughbreds. Although the future value of thoroughbreds generally cannot be predicted, it will be affected by the state of the economy, the amount of money available for investment purposes, and the continued interest of investors and enthusiasts in the thoroughbred industry. The expense of maintaining, boarding, training and racing thoroughbreds can be expected to increase during the term of the Company, regardless of what happens to the future market price of thoroughbreds or the performance of the Company Thoroughbreds.

14. Thoroughbred Racing Business.

Thoroughbred racing is extremely speculative and expensive. In the event that the Company Thoroughbreds were to be transported to various tracks and training centers throughout the United States, and thus exposed too many other horses in training, the risk of injury or death increases significantly. The Company's Thoroughbreds must earn enough through racing to cover expenses of boarding and training. If the Company Thoroughbreds are unsuccessful in racing, their value will be adversely affected, as will the shareholders' investment therein. Furthermore, revenues from racing are dependent upon the size of the purses offered. The size of the purses depends in general on the extent of public interest in thoroughbred racing, and in particular on the relative quality of the specific horses in contention in any specific meeting or race. Although public interest has been strong in recent years, there is no assurance that public interest will remain constant, much less increase. Legalized gambling proliferating in many states threatens to curtail interest in horse racing as a means of recreation. In addition, there is no assurance that the Company Thoroughbreds will be of such quality that they may compete in any races which offer purses of a size sufficient to cover the Company's expenses.

15. Government Regulation of Racing.

The racing future of and/or market for the Company's Thoroughbreds depends upon continuing governmental acceptance of thoroughbred racing as a form of legalized gambling. In the opinion of management, thoroughbred racing is gaining a greater governmental acceptance and dependence as a source of revenue. However, at any time, thoroughbred racing could be subjected to restrictive regulation or banned entirely. The value of the Company's Thoroughbreds would be substantially diminished by any such regulation or ban. Thoroughbred racing is regulated in various states and foreign countries by racing regulatory bodies with which the owners of thoroughbred racehorses must be licensed. In addition, many regulatory bodies require the licensing of a stable name for owners racing their racehorses under such a designation. All of the current officers, directors and principal shareholders are currently licensed as owners by the Colorado and Kentucky racing commissions. As a result of these current licenses, the lack of any disciplinary actions against these individuals, and their reputation within the industry, management does not anticipate any obstacles to registration in other states. However, there is no assurance that necessary registrations can be completed.

16. Uninsured Losses.

Mortality insurance insures against the death of a horse during the Company's ownership. Surgical insurance covers possible risks of injury during racing or training. However, there is no assurance that insurance will be purchased, or that all of the horses will be covered, or that the amount of insurance will be adequate, or that it will insure against all risks.

17. Uncertainty of Market for Thoroughbreds.

Several major broodmare and yearling sales dominate the public auction market, although there is also a substantial and active private market of Thoroughbred bloodstock. Sales of racehorses at public auction can be used as a yardstick of the relative increases or decreases in the value of racehorses, but there is still a dominant private market about which no statistics are available. If the Thoroughbred racing industry suffers a decline, or if general economic conditions deteriorate, the average sales price in the Thoroughbred market may decline. If general economic conditions deteriorate, the average sales price in the Thoroughbred market may decline and, as a result, the owner could suffer substantial losses from its proposed operations. Moreover, many of the factors that affect the prices paid for Thoroughbreds are beyond the owner’s control. Among these factors are the presence of purchasers who buy for speculative purposes, the apparent attractiveness of Thoroughbreds to foreign investors, the federal income tax treatment of racing and related activities, the rules of The Jockey Club prohibiting artificial insemination, the continuation or expansion of legalized gambling (including the legalization of gambling on other sporting events) and the size of racing purses.

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18. Racetrack Attendance and Wagering.

A decrease in average attendance per racing date coupled with increasing costs could jeopardize the continued existence of certain racetracks which could impact the availability of race tracks available for the Company to race at and then negativity impact its operations.

19. Involvement by Foreign Interests.

Foreign purchasers have accounted for a significant portion of the purchases of the most expensive yearlings and racehorses over the past decade. Any number of factors, including world economic and political conditions, the development of foreigners’ own bloodstock bands, restrictions upon the international transfer of funds, the strength of the American dollar compared to foreign governments, could adversely affect the prices paid for the racehorses purchased by the Partnership.

20. Penny Stock Regulation.

Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker- dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

21. Arbitrary Offering Price; Dilution.

The offering price, upon listing, of the Common Shares offered hereunder will be determined by the Company, and bears no necessary relationship to the appraised value of any Bloodstock or any other ordinary investment criterion. In making such determination, the prospects for the Company's pursuit of its proposed business plan, the proceeds to be raised by this offering, the relative costs and expenses involved in acquiring and training thoroughbreds, and the competition and market for thoroughbreds racehorses were all considered. In addition, since the Company has not retained an underwriter for purposes of this offering, the offering price has not been subject to evaluation by any third party as would be the case in an underwritten offering.

22. Racing Customs.

Because Thoroughbred racing is a sport as well as a business, industry practices and structures have developed which may have not been attributable solely to profit-maximizing economic decision-making.) For instance, a particular bloodline could command substantial prices owing principally to the interest of a small group of individuals having particular goals unrelated to economics. A decline in this interest could be expected to adversely affect the value of the bloodline.

23. Investors Bear Risk of Loss.

Substantially all of the proceeds required to operate the Company for the next 12 months are being sought from investors in this offering. The investors of the Company will bear the risk of the Company's operations for the foreseeable future, with no assurance that management will be successful in applying the proceeds to increase growth and profitability of the Company.

23. We may not be able to comply with all current and future government regulation.

Our business operations are subject to all government regulations normally incident to conducting business (e.g., occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation, income tax and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations, etc.) as well as to governmental laws and regulations applicable to small public companies and their capital formation efforts. In addition, we are subject to laws and regulations regarding the purchase, sale, breeding, transportation, care, and possibly, racing of horses. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities. If we are unable to compete effectively with our competitors, we will not be able to increase revenues or generate profits.

24. Our ability to increase revenues and generate profitability is directly related to our ability to compete effectively with our competitors.

There are many competitors in the claiming industry. Due to the fact that the majority of claiming operations are run by private companies and partnerships, we are unable to state the size or profitability of our competitors.

26. Existing stockholders may experience significant dilution from the sale of securities pursuant to our Investment Agreement with Dutchess.

The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

The common stock to be issued under our agreement with Dutchess will be purchased at a 7% discount to the lowest closing bid price for the ten days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline and you may not be able to sell our stock for more than you paid for it.

27. Our securities have been thinly traded, which may not provide liquidity for our investors.

Our securities are quoted on the OTCBB. We are currently trading ion the OTCBB  The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. As of the date of this filing, there have been no discussions or understandings between Mezey Howarth Racing Stables, Inc.; nor anyone acting on our behalf with any market maker regarding participation in a future trading market for our securities.  As of the date of this filing, there is no public market for our securities. We have paid no cash dividends and have no outstanding options. Securities traded on the OTC BB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB. Quotes for stocks included on the OTCBB are not listed in newspapers. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

28. We may not be able to access sufficient funds under the equity line of credit with Dutchess when needed.

We will depend on external financing to fund our planned expansion. We expect that these financing needs will be partially met by our agreement with Dutchess. However, due to the terms of the Investment Agreement, this financing may not be available in sufficient amounts or at all when needed.

29. Investors may have to contact a broker-dealer to trade our securities.

As a result, you may not be able to buy or sell our securities at the times that you may wish. Even though our securities are quoted on the OTCBB, the OTCBB may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

30. Our stock price is volatile and you may not be able to sell your shares for more than what you paid.

Our stock price has been subject to significant volatility, and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. The market price of the common stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of technological innovations or new products by us or our competitors; and changes in investor perceptions.

The stock market in general has continued to experience volatility which may further affect our stock price.  As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

31. We are registering an aggregate of  10,000,000 shares of common stock to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 10,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of April  18, 2008 there were 36,613,458 shares of our common stock issued and outstanding.

32. Assuming we utilize the maximum amount available under the Equity Line of Credit, existing shareholders could experience substantial dilution upon the issuance of common stock.

Our Equity Line of Credit with Dutchess contemplates the potential future issuance and sale of up to $10,000,000 of our common stock to Dutchess subject to certain restrictions and obligations. The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit. These examples assume issuances at a market price of $0.04 per share and at 10%, 25% and 50% below $0.04 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below current market price	Price per share (1)	Number of shares issuable (2)(5)	Shares outstanding (3)(5)	Percent of outstanding shares (4)(5)
0%	0.037	268,817,204	305,430,662	88.01%
10%	0.033	298,685,783	335,299,241	89.08%
25%	0.028	358,422,939	395,036,397	90.73%
50%	0.019	537,634,409	574,247,867	93.62%

(1)Represents purchase prices equal to 93% of $0.04 and potential reductions thereof of 10%, 25% and 50%.

(2)Represents the number of shares issuable if the entire commitment of $10,000,000 under the Equity Line of Credit were drawn down at the indicated purchase prices.

(3)Based on 36,613,458 as of April 18, 2008. Our Articles of Incorporation currently authorize 500,000,000 shares of common stock; therefore, we would need to amend our Articles of Incorporation in order to issue these shares. Such an amendment would require the approval of our shareholders and Board of Directors.

(4)Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

(5) The company currently intends to issue only 10,000,000 shares under the Investment Agreement with Dutchess.  The entire share requirement for the full $10,000,000 would be approximately 268,817,204.  However, the Company has decided to limit itself to 10,000,000 shares available or $372,000 based on current market prices.  If the company decides to issue more than 10,000,000 shares to Dutchess under the Investment Agreement, we will need to file an additional registration statement with the SEC covering those additional shares.

34. Dutchess will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a five percent discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

35. There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to exercise a put for $10,000, which may not provide adequate funding for our planned operations.

36. Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. As of January 28, 2008, our average daily trading volume for the is approximately 31,658 shares with a high of approximately 150,080 shares traded. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

37. The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, the shares of our common stock are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our products and services. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

This prospectus contains certain forward-looking statements, including among others: (i) the projected time for commencing operations; (ii) anticipated trends in our financial condition and results of operations; (iii) our business strategy for our plan of operations and (iv) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industry in which we will operate; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this prospectus will in fact transpire. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 93% of the lowest closing bid price of our common stock on the OTCBB for the three days immediately following the date of our notice of election to exercise our put.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement.

Gross Proceeds	$372,000
Offering Expenses (estimate)[1]	$0
Net Proceeds	$372,000

1 - The offering expense is only an estimate of the legal and account expenses should additional registration statements be required.

	Priority	Amount
Acquisitions of Horses	1	$148,800
Development of Breeding Program	2	$74,400
Horse Research	3	$55,800
Reserve Fund	4	$37,200
Sales and Marketing for Subsidiary	5	$37,200
Facilities and Capital Expenditures	6	$18,600
		$372,000

DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established on the OTCBB or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

SYMBOL FOR OUR COMMON STOCK

Our Common Stock trades on the OTCBB under the symbol "MZYH"

DILUTION

Our net tangible book value as of December 31, 2008 was ($536,074) or ($ 0.23 ) per share of common stock with  7,675,000 shares of Common Stock outstanding. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made by the selling stockholders, none of these proceeds will be paid to us, however, the dutchess investment Agreement proceeds will be paid to us and our net tangible book value will be positively affected by this offering. Thus, our net tangible book value will be impacted by the common stock to be issued to Dutchess. The amount of dilution will depend on the shares issued to Dutchess under the Investment Agreement. The following example shows the dilution to new investors at an offering price of $0.04 per share.

Net Tangible Book Value Before This Offering	($536,074)
Proceeds Received [1]	$372,000
Assumed Average Price per Share	$0.04
Shares Issued Pursuant to Investment Agreement	10,000,000
Net Tangible Book Value After This Offering	($.009)
Dilution of Net Tangible Book Value For New Investors per share	$0.049
Dilution of Net Tangible Book Value For existing shareholders per share	$0.061
1.  Assumes $372,000 recevied once the discount of 7% to Dutchess is accounted for.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

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 SELLING SHAREHOLDERS

Based upon the information available to us as of January 28, 2008, the following table sets forth the name of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of selling stockholder	Shares of Stock owned prior to offering	Shares of Common stock to be sold	Shares of common stock owned after Offering	Percent of common owned after offering
Dutchess Private Equites Fund, LTD	0	10,000,000	0	0%

1. The numbers assume that the selling stockholders have sold all of the shares offered hereby prior to completion of this Offering.

2. Represents shares we may issue to Dutchess Private Equites Fund, Ltd., pursuant to an Equity Line of Credit. Since we are not obligated to use the Equity Line of Credit and the amount of shares that we may issue pursuant to the Equity Line is partly based on the future market price of our common stock, we can not predict with accuracy the actual number of shares we may issue to Dutchess. Michael Novielli and Douglas Leighton, are the Managing Members of Dutchess Capital Management, which is the General Partner of Dutchess Private Equites Fund, Ltd., and, accordingly, may be deemed to have voting and dispositive power over securities held for the account of Dutchess Private Equites Fund, Ltd.

To our knowledge, except as noted below, none of the selling shareholders or their beneficial owners:

•	has had a material relationship with us other than as a shareholder at any time within the past three years; or
•	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
•	are broker-dealers or affiliated with broker-dealers.

There is no relationship between the selling shareholders and our principal shareholders and officers and officers and directors. None of the selling shareholders is a broker dealer or an affiliate of a broker-dealer.

CAPITALIZATION

The following tables outline our capital stock as of December 31, 3007:

•on an actual basis; and
•as adjusted to reflect the sale of 10,000,000 shares of common stock offered by this prospectus, at an assumed initial price of $0.0372 per share, after deducting estimated offering expenses payable by us.

This information should be read in conjunction with our Management’s Discussion and Analysis or Plan of Operation and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

We had a net loss of $922,903 from February 27, 2007 (inception) through December 31, 2007, included in the accumulated deficit in the table below.

	December 31, 2007
Stockholders equity:	Actual	As Adjusted
Preferred stock, $.001 par value, 20,000,000 authorized, 2,525,855 issued and outstanding	$252,585	$252,585
Common stock, $.001 par value, 1800,000,000 authorized, 7,675,000 issued and outstanding	7,675	17,675
Additional paid-in capital	126,569	488,569
Accumulated deficit	(922,903)	(922,903)

Total Shareholders' equity	(536,074)	(164,074)

Total Capitalization	$(536,074)	(164,074)

1) For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we have assumed that we will issue not more than 10,000,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more than or less than 10,000,000, depending on the trading price of our common stock and the number of times we draw down on the equity line. We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 10,000,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.

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PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $10,000.

LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The officers and directors of Mezey Howarth Racing Stables, Inc., whose one year terms will expire March 1, 2008, or at such a time as their successor(s) shall be elected and qualified are as follows:

Name	Age	Position
J. Wade Mezey	33	CEO, Secretary and Director
Paul Howarth	40	President, Director

J. Wade Mezey, CEO/Director. Mr. Mezey is our President and CEO and a member of the Board of Directors. Mr. Mezey was previously the President/COO of NAPP Tour, Inc. From 2004 - 2005, Mr. Mezey was the Chief Legal Officer and Interim Chief Accounting Officer of College Partnership, Inc. While at College Partnership Mr. Mezey worked with the auditors and finance department to create a system of accounting control and procedures. From 2003 - 2004, Mr. Mezey worked for Vision Direct Marketing as its Vice-President of Operations and General Counsel. From 2002 - 2003, Mr. Mezey worked as an attorney in Washington D.C. Mr. Mezey graduated from Georgetown University Law Center with an LL.M. in Securities and Financial Regulation. Mr. Mezey received his J.D., with cum laude honors, from New England School of Law and his B.S. from Virginia Commonwealth University.

Paul Howarth, Exec. President/Director. Mr. Howarth is our President, and a member of the Board of Directors.  After graduating from Seton Hall University with a BA degree, he continued his graduate studies at Seton Hall University accepting a scholarship from the state of New Jersey. His area of study in graduate school was education and administration. Mr. Howarth previously worked as production manager for Western Home Mortgage Corp.  Mr. Howarth then was recruited by Home Loan Center "HLC" (HomeLoanCenter.com) where he was promoted several times to the level of Director of Production and became a major share holder of the Company. Mr. Howarth was responsible for 13 sales managers and over 150 sales staff. HLC was later sold to Lending Tree.com and Mr. Howarth was recruited by Bear Stearns & CO. (Bear Stearns.com, Beardirect.net) Bear Stearns Residential Mortgage Corp. "Bear Res." is Mr. Howarth's third successful start up in 10 years. Between HLC and Bear Res., Mr. Howarth has helped cultivate on average $500,000,000 per month in funded loan volume. Mr. Howarth was promoted several times with in Bear Stearns escalating to SVP. of Correspondent Lending. Mr. Howarth is also co-founder and co. owner of A Better Tomorrow Inc, (ABTTC.com)a Drug and Alcohol treatment center in Riverside, Ca.

The foregoing persons are promoters of Mezey Howarth Racing Stables, Inc., as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Mr. Mezey devotes all of his time to Company matters.  Mr. Howarth currently devotes 4-5 hours per week to Company matters. After receiving funding per our business plan they intend to devote as much time as the board of directors deems necessary to manage the affairs of the Company. No executive officer or director of the corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment Company, bank, savings and loan association, or insurance Company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities. No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee. We intend to form an audit committee, a corporate governance and nominating committee and a compensation committee once our board membership increases. Our plan is to start searching and interviewing possible independent board members in the next six months and have a independent board in place in the next 9 months.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

4.
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information on the ownership of Mezey Howarth Racing Stables, Inc. voting securities by officers, directors and major shareholders as well as those who own beneficially more than five percent of our common stock as of the date of this prospectus:

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent Owned Before Offering	Percent Owned After Offering
J. Wade Mezey 1001 Ave Pico, Ste C-629, San Clemente, CA 92673	4,750,000(1)	18%	10%
Paul J. Howarth 1001 Ave Pico, ste C-629, San Clemente, CA 92673	7,916,667(1)	28%	15%
The Mezey Howarth Group, Inc. 1001 Ave Pico, Ste C-629, San Clemente, CA 92673	150,000(1)	*	*
Total	12,816,667(1)	46%	25%

(1) The Mezey Howarth Group currently owns 150,000 shares of Common Stock and 2,150,000 of our Series A Preferred Stock.  The 2,150,000 Series A Convertible Preferred Stock can be converted into 21,500,000 shares of Common Stock. These preferred shares have been split between Mr.  Mezey and Mr. Howarth as a result each owns 1,075,000 of these shares.  Additionally, Mr. Mezey and Mr. Howarth each own an additional 2,500,000 shares of Preferred Stock that may convert to 25,000,000 shares of Common Stock that where issued upon converting the $500,000 note from Mr. Mezey.  Therefore, Mr. Mezey and Mr. Howarth each own 3,575,000 shares of Preferred Stock which may be converted into 35,575,000 shares of Common Stock at anytime.

* Less than 1%

DESCRIPTION OF SECURITIES COMMON STOCK

Common Stock

The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $.001. The holders of common stock currently (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Offering, when issued, will be fully paid for and non-assessable. Please refer to the Company's Articles of Incorporation, By-Laws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company's securities.

Preferred Stock

The authorized capital stock of the Company consists of 20,000,000 shares of Preferred Stock, par value $.001. The Company's Board of Directors approved the issuance of its Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock provides for voting rights of 20 to 1 and conversion rights of 10 to 1. As of January 28, 2008, there have been 7,150,000 shares of Series A Convertible Preferred Stock authorized, issued, and outstanding. The Series A Convertible Preferred Stock has preferences in liquidation but not with regard to dividends.

Stock Option Plan

The Company's Incentive Stock Plan ("Incentive Plan") was adopted in 2007. An aggregate of 14,000,000 shares of common stock were reserved for issuance pursuant to the Incentive Plan. The Incentive Plan is administered by the Board of Directors. The Board of Directors determines, subject to the provisions of the Incentive Plan, the employees to whom incentives are awarded. The Board of Directors may award (i) "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, (ii) "non-qualified stock options" (options which do not meet the requirements of Section 422), (iii) shares of "restricted stock", (iv) stock grants and (v) "stock bonuses". Subject to the terms of the Incentive Plan, the Board of Directors will also determine the prices, expiration dates and other material features of the incentive awards. As of April 15, 2008, 8,385,000 shares of common stock were issued under the Incentive Plan

Non-Cumulative Voting

The holders of shares of common stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. After this Offering is completed, management will own 70% of the outstanding shares, accounting for the conversion of the Preffered Stock and its voting rights. (See "Principal Stockholders".)

Cash Dividends

As of the date of this prospectus, the Company has not declared or paid any cash dividends to stockholders. The declaration or payment of any future cash dividend will be at the discretion of the Board of Directors and will depend upon the earnings, if any, capital requirements and financial position of the Company, general economic conditions, and other pertinent factors. It is the present intention of the Company not to declare or pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company's business operations.

Transfer Agent and Registrar

Corporate Stock Transfer of Denver, CO, has been appointed as transfer agent and registrar for the Common stock.

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INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company. Our financial statements for the period from inception through December 31, 2008 , included in this prospectus, have been audited by McKennon Wilson & Morgan, LLP of Irvine, CA. We include the financial statements in reliance on his reports, given upon his authority as an expert in accounting and auditing. The Law Firm of Mezey and Associates has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the By-Laws of the Company, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or other control person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION

Mezey Howarth Racing Stables, Inc. was incorporated under the laws of the State of Nevada on February 27, 2007 under the name of MH 1. On June 12, 2007, the Company changed it's name to Mezey Howarth Racing Stables, Inc. We formed the Company for the purpose of buying, selling and racing thoroughbred race horses of every age from broodmares, weanlings, and yearlings to racing age horses.  The Company was originally organized as a “blank check” shell Company to investigate and acquire a target Company or business seeking the perceived advantages of being a publicly held corporation. However, the Company began operations as a racing stable on May 18, 2007 with the acquisition of Dixie's Ruler.

Historical Background Of Our Company

The following is a detailed chronology of the steps we have taken in furtherance of our business plan, beginning in 2007, prior to our incorporation.

Messrs. Mezey and Howarth have dedicated much of the past year developing and building the Company.

(a) Messrs. Mezey and Howarth spent much of 2007 studying and developing a plan for a profitable stable. Messrs. Mezey and Howarth market research came from several sources, including their personal experience, participation in horse ownership, and from extensive reading of books and trade publications in the field, including periodicals such as Blood Horse and Thoroughbred Times. Messrs. Mezey and Howarth's objective was threefold. (1) build a solid understanding of the thoroughbred market, (2) conduct extensive first hand research, and (3) develop a solid business plan for the Company.

(b) January-April of 2007: Messrs. Mezey and Howarth meet with individuals and entities in the thoroughbred industry. Mr Howarth continued to own a few race horses with other individuals. His continued involvement with other horse owners provided additional market research.

(c) May 18, 2007: The Company acquired an interest in its first horse - Dixie's Ruler.

(d) June 2007:  The Company acquired an interest in the following horses:  Valondra and Three Across.

(e) June 2007: Messrs. Mezey and Howarth changed the name of the Company to Mezey Howarth Racing Stables. The Company issued 2,150,000 shares of its Series A Preferred Stock in exchange for a note of $200,000.  The Company relied upon the exemption afforded by Section 4(2) of the Securities Act of 1933,as amended, for the issuance of these shares.

(e) July 2007:  We acquired Blushing Bear Cat for $21,550.  The Company sold a 35% ownership interest in Blushing Bear Cat for $7,543 to Trans Atlantic Racing Stable.

(f) July 2007:   We acquired Doblado for $95,000.  The Company acquired Doblado for a note from Renegade Stables.

(g) September 2007:  We acquired Angela's Rainbow, Ops Overload and The Emerald King

Financing Activities

On January 28, 2008, we entered into an equity line of credit agreement with Dutchess Private Equites Fund, Ltd. Under this agreement, Dutchess committed to purchase up to $10,000,000 of the Registrant's restricted common stock over the course of 36 months, after the date either free trading shares are deposited in an escrow account or a registration statement of the stock has been declared effective by the U.S. Securities and Exchange Commission. The amount that we will be entitled to request from Dutchess for each of the purchase "puts" will be equal to: (a) $250,000 or (b) 200% of the averaged daily volume ("ADV") multiplied by the average of the 3 daily closing prices immediately preceding the put date. The ADV shall be computed using the three (3) trading days prior to the put date. The purchase price will be the 93% of the market price, which is defined as the average of the lowest closing bid price of the common stock during the pricing period (which is the 5 consecutive trading days immediately after the put date).

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DESCRIPTION OF BUSINESS

We were organized as a business corporation under the laws of the State of Nevada on February 27, 2007. On June 12, 2007, the Company changed its name to Mezey Howarth Racing Stables, Inc.  The Company's business is the buying, selling and racing thoroughbred race horses of every age from broodmares, weanlings, and yearlings to racing age horses. The Company operates in four different areas in the horse racing industry.  The four areas include: (1) Claiming, (2) Racing allowance and stake level horses, and (3) breeding of thoroughbreds.  Initially we are focusing on the claiming aspect of the business model while we develop a barn of stake level horses and yearlings. The Company's California Horse Racing Board license number is 293137.

The following is an inventory of the Company’s horses as of March 31, 2008:

Name of Horse (1)	Type	Date Acquired	Interest Owned
Doblado (ARG)	Colt 4 Yr	07/07	100%
Sarah's Cool Dude	Filly 4 Yr.	01/08	100%
Forget You	Filly 10 Yr	01/08	100%
Valondra	Filly 3 Yr.	06/07	35%
Three Across	Gelding 2 Yr.	05/07	5%
Angela's Rainbow	Filly 3 Yr.	10/07	10%
Ops Overload	Gelding 6 yr.	10/07	10%
The Emerald King	Gelding 5 Yr.	10/07	25%
Mahalo Maggie	Filly 2 Yr.	02/08	50%

(1) Mezey Howarth Racing Stables also has invested in two Partnerships with Trans Atlantic Racing Stables. The Company holds a 10% interest in one partnership and 1% in the other partnership.  Trans Atlantic is currently searching for horses to fill these partnerships.

Pods

The Company creates Pods of three horses.  Pods are either Running Pods or Breeding Pods.  The Running Pods are horses that are currently running and the levels are follows: (1) Horses $25,000 or greater, (2) Horses $50,000 or greater and (3) Horses $50,000 or greater.   The Company uses the Pod formula to ensure we have quality horses capable in competing in the higher level races.  The Company cannot begin filling another Pod until the previous Pod has been filed, except that one level of the next Pod may be filled prior to the previous Pod being filled.   The Pods will be filled from the Company's claiming, allowance and stake divisions.  The breeding Pods are those that are used to breed horses and are not currently running.   These Pods are broken down as follows:  (1) KY Bred horse, (2) CA bred horse, and (3) yearling or 2-year old. The Company expects to have 3 - 5 running Pods filled for 2008 and 2 - 4 breeding Pods filled by the end of 2008.

Claiming
The Company's Claiming activities consist of identifying horse in claiming races that are more valuable, in the Company's opinion, then their respective claiming price.  The factors leading to a horse being more valuable then its claiming price may be it has been poorly trained to date, has run in the wrong type of races or has dropped in class.  The Company acquires these horses with the intention that the horses will be moved up in claiming class.  The Company believes most of the horses acquired in this manner will be owned by the Company for less than 12 months. A claiming race is one in which all horses entered are eligible to be purchased by a licensed owner or indirectly through a trainer for the specified claiming price (see below for levels of claiming races).  For example, in a $32,000 Claiming all the horses are for sale for the purchase price of $32,000 plus applicable taxes.  The procedure for a claiming race is as follows:  the trainer puts a claim in for the horse prior to the race.  Immediately upon the start of the race the horse is considered sold to the new owner, however, the previous owner maintains any purse winnings from that race. If two or more owners/trainers put a claim in on a horse, then a "shake" occurs to determine who has purchased the horse.  A shake is when each claiming owner is assigned a number.  Then a racing official draws a number at random and the owner with corresponding number has purchased the horse.

The intent behind claiming is to claim horses that are performing below the ability or have been mismanaged by the current owners or trainers.  Thereby, allowing the Company to move the horse up in class and make a profit on the horse being claimed for an amount higher then the Company paid.

For example, the Company acquired Blushing Bear Cat on July 22, 2007 through a $20,000 Claiming Race.  There was three claims on the horse and the Company won the shake and obtain title to the horse (which is done automatically through the racing board).  The Company raced Blushing Bear Cat August on 12, 2007 in a $25,000 claiming race.  Blushing Bear Cat was claimed for $25,000 the Company earned $25,000 from the claim plus the purse winnings of $4,320.

Allowance/Stakes Level Racing

Stakes and allowance races are races in which the horses are not for sale.  Allowance races are a race other than claiming for which the racing secretary drafts certain conditions (see below for more details).  Stakes race are the top level races.  The purse money is significantly higher in allowance and stakes level races.

The Company acquires horses that it believes could compete at these levels.  The Company acquires horse not only in the United States but other countries as well.  Few claimers ever will be able to consistently compete at the allowance or stakes level.  Therefore, the Company acquires horses through private purchases in an attempt to acquire horses that can race in these levels.   Typically, once a horse is acquired in a private sale it will be run in an allowance race to help gauge the talent level of the horse and then depending on the results the Company will move the horse or down in class as needed.

For example, the Company acquired Doblado for $95,000 on July 30, 2007.  Doblado is an Argentinean horse who arrived in the United States in July 2007.  The Company acquired Doblado with the intent of running the horse in first level allowance race (see below for definition) to gauge its level with the hope the horse is capable of running at a stakes level.

Breeding

The Company expects to begin its breeding program in 2008.  The intent to breed horses that will be able to compete in allowance and stake level races.  Additionally, the Company will seek to take advantage of the California Bred Incentive program.  California, and other states, have incentives to bred quality horses in California.  In 2005, California paid over $10,000,000 in Cal Bred bonus via the breeders and sires fund.  The Company is currently looking for between 50 - 200 acres in which to build the breeding farm in Southern California with the intent to purchase 10 - 15 broodmares (female horses) for breeding purchases.  The Company has begun to perform research on broodmares.

Deciding on Horse

When deciding on acquiring the horse the main pieces of information the Company relies on are breeding,  past performance charts and race replays.

Types of Races

Maiden - A race for Non-Winners
Maiden Special Weight - For horses that have never won a race, but cannot be claimed
Claiming - Race in which horses entered are subject to purchase, or "claim", for the specified claiming price (typically the horses have won at least one claiming or maiden race)
Allowance - a race other than claiming for which the racing secretary drafts certain conditions to determine weights
Stakes - The highest level of racing
Class Structure

Stakes
Grade 1 Stakes
Grade 2 Stakes
Grade 3 Stakes
Non-Graded Stakes

Classified Allowance

N4X - Non-Winners of less then 4 races excluding claiming or Madien (also referred to as "nonwinners of four races other than Madien or claiming" or "4th level allowance")
N3X - Non-Winners of less than 3 races excluding claiming or Madien (also referred to as nonwinners of three races other than Madien or claiming" or "3rd level allowance")
N2X - Non-Winners of less than 2 races excluding claiming or Madien (also referred to as nonwinners of two races other than Madien or claiming" or "2nd level allowance")
N1X - Non-Winners of less than 1 races excluding claiming or Madien (also referred to as nonwinners of one race other than Madien or claiming" or "1st level allowance")

Claiming

$100,000 - horses are entered but are subject to sale for the claiming price of $100,000
$80,000 -   horses are entered but are subject to sale for the claiming price of $80,000
$62,500 -   horses are entered but are subject to sale for the claiming price of $62,500
$50,000 -   horses are entered but are subject to sale for the claiming price of $50,000
$40,000 -   horses are entered but are subject to sale for the claiming price of $40,000
$32,000 -   horses are entered but are subject to sale for the claiming price of $32,000
$25,000 -   horses are entered but are subject to sale for the claiming price of $25,000
$20,000 -   horses are entered but are subject to sale for the claiming price of $20,000
$16,000 -   horses are entered but are subject to sale for the claiming price of $16,000
$12,500 -   horses are entered but are subject to sale for the claiming price of $12,500
$8,000  -    horses are entered but are subject to sale for the claiming price of $8,000

Maiden

Maiden Special Weight
$50,000 Maiden Claiming
$32,000 Madien Claiming
$25,000 Madien Claiming

Levels Compared

Levels	Stakes	Allowance	Claiming	maiden
	Grade 1
	Grade 2
	Grade 3
	Non-Graded
		N4X	$100,000
		N3X	$80,000
		N2X	$62,500
		N1X	$50,000 - $40,000
			$32,000
			$25,000
			$20,000
			$16,000 - $12,500	Maiden Special Weight
			$12,500 - $8,000	$50,000 - $32,000 maiden Claiming
				$25,000 maiden Claiming

Competition

The Company is a very small player in the thoroughbred racehorse trading business.  The main competitors include, but not limited to, Juddmonte Farms, STD Racing, and J. Paul Reddam, and Martin Wygod. While we consider bloodlines and the win-loss records of a particular horse's lineage as well as other factors, our success will depend in large measure on our ability to evaluate the potential of a horse. We will rely almost exclusively on J. Wade Mezey and Paul J. Howarth to evaluate a horse and to buy any horse we believe to be a good investment.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction Portions of the section include "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Organization of Financial Information

The Company’s Management Discussion and Analysis provides material historical and prospective disclosures intended to enable investors and other users to assess the Company’s financial condition and results of operations. Statements that are not historical are forward-looking and involve risks and uncertainties, as discussed under the caption “Forward-Looking Statements” in Item 1 of this Annual Report on Form 10-K. The financial statements and notes are presented in Part IV of this Annual Report on Form 10-K. Included in the financial statements are the Balance Sheet, Statement of Operations, Statement of Shareholders’ Equity and Statement of Cash Flows. The notes, which are an integral part of the financial statements, provide additional information required to fully understand the nature of amounts included in the financial statements. The Company’s Management Discussion and Analysis provides a more detailed discussion related to the operations of business segments.  In the sections that follow, statements with respect to 2007 or fiscal 2007 refer to the period from inception to December 31, 2007.

Critical Accounting Policies

In December 2001, the Securities and Exchange Commission (the “SEC”) issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company’s significant accounting policies are described in Note 1 in the Notes to Consolidated Financial Statements included in Part IV of this Annual Report on Form 10-K. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies are deemed to be critical within the SEC definition. The Company’s senior management has reviewed these critical accounting policies and estimates and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations with the Board of Directors.

Investments

The Company makes strategic investments in companies, LLPs and LLCs that own race horses. Investments in corporate entities with less than a 20% voting interest are generally accounted for under the cost method. The cost method is also used to account for investments that are not in-substance common stock. The Company uses the equity method to account for investments in common stock or in-substance common stock of corporate entities, including limited liability corporations that do not maintain specific ownership accounts, in which it has a voting interest of 20% to 50% or in which it otherwise has the ability to exercise significant influence, and in partnerships and limited liability corporations that do maintain specific ownership accounts in which it has other than minor to 50% ownership interests.

Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in and advances to the investee and financial guarantees on behalf of the investee that create additional basis.
The Company regularly monitors and evaluates the realizable value of its investments. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a charge to investment income (expense). As of December 31, 2007, the Company does not believe there is an impairment of the carrying value of their investments.

Impairment of Long-Lived And Intangible Assets

The Company’s long-lived and intangible assets primarily consist of fixed assets, goodwill and other intangible assets. The Company periodically reviews the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives, and assets to be disposed of whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of the asset by estimated cash flows and at times by independent appraisals. It compares estimated cash flows expected to be generated from the related assets, or the appraised value of the asset, to the carrying amounts to determine whether impairment has occurred. If the estimate of cash flows expected to be generated changes in the future, the Company may be required to record impairment charges that were not previously recorded for these assets. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Asset impairment evaluations are by nature highly subjective. There were no asset impairment charges for the period presented.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectibility is reasonably assured. Revenue is recorded in accordance with Staff Accounting Bulletin (“SAB”) No. 104 and in certain circumstances in accordance with the guidance provided by the Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables.” The major portion of the Company’s revenue is derived from purse winnings and horse being claimed from the Company. However, the Company has revenue from the sale or gain of horses investments. The Company recognizes purse winnings revenue upon the completion of the race.  The Company recognizes revenue from horses being claimed or from the gain or loss of an investment upon the transfer of title of the horse.

Certain judgments affect the application of the Company’s revenue policy, as mentioned above. Revenue recognition is significant because net revenue is a key component of results of operations. In addition, revenue recognition determines the timing of certain expenses, such as training fee, jockey fee and veterinary fees. Revenue results are difficult to predict. Any shortfall in revenue or delay in recognizing revenue could cause operating results to vary significantly from year to year and quarter to quarter.

Results for the period from Inception to December 31, 2007

Revenues

The following table summarizes our revenues for the period December 31, 2007:

Revenues:
Horse sales	$25,000
Purse winnings	5,301
Other	750

Total	$31,051

Substantially all of the Company's revenues are obtained from sale of horses through claiming races and purses offered by races in which its Thoroughbreds participate. As the Company matures, it may receive revenues from the sale or syndication of its Thoroughbreds during or following completion of their racing career. Expenses incurred by the Company include operating expenses associated with training and racing its Thoroughbreds, as well as administrative expenses.

Cost of Sales

The cost of sales includes the expenses relating to the upkeep of the company's claimers and the acquisition cost of horses that have been claimed from the Company.

General and Administrative Expenses

General and administrative expenses consist primarily of (a) salaries and related personnel costs, related to our executive, finance, human resource, information technology and operations organizations, (b) facilities expenses, (c) accounting and legal professional fees, and (d) other related overhead. We expect general and administrative expenses to continue to increase in absolute dollar terms for the foreseeable future as we invest in infrastructure to support continued growth and incur additional expenses related to being a public company, including increased audit and legal professional fees, costs of compliance with securities and other regulations, investor relations expenses, and higher insurance premiums.

Liquidity and Capital Resources

Net cash provided by (used in):
Operating activities	$(589,221)
Investing activities	(28,675)
Financing activities	637,214

Net increase (decrease) in cash and cash equivalents	$19,318

Cash Flows Used by Operating Activities

Cash used in operating activities primarily consists of net loss adjusted for certain non-cash items including depreciation and amortization, stock-based compensation expenses, and the effect of changes in working capital and other activities.

Cash used in operating activities for the period from February 27, 2007 (inception) to December 31, 2007 was $589,221 and consisted of a $922,903 net loss.  Stock based compensation for the period from Inception to December 31, 2007 was $50,000 for employees and $5,750 for non-employees.

Cash Flows Used in Investing Activities

Cash used in investing activities was $28,675.  Our principal cash investments are related to purchases of horses and from the transfer of real estate to the Company from its officers.

Cash Flows Provided by Financing Activities

Cash flows provided by financing activities were $637,214. Cash flows provided by financing activities consisted primarily from loans or investments from its officers.

Management is of the opinion that the Company is dependent upon the obtaining additional capital and achieving profitable operations to continue as a going concern. The auditors have also issued their opinion that the Company is a going concern.  The Company continues to require cash from outside sources to continue operations, as the Company's operations use, rather than provide cash.

Plan of Operations

The general objective of the Company is to acquire Thoroughbred race prospects, race them and resell them if they are claimers to generate revenue and profit for the Company. Initially, revenue will be limited to the Company's portion of any purses won by horses owned by the Company during their racing campaign and from horses claimed from the Company. While the Company's administrative office is located in California, it is anticipated that a some of its activities will take place outside that state. Public sales and premier races of thoroughbreds are primarily centered in Kentucky, California, New York and Florida.

While the Company's business plan anticipates acquisition of additional yearlings or two-year olds in training to supplement existing horses, the proceeds from this offering will largely dictate the number and quality of additional racing prospects which the Company will obtain during 2007. Receipt of no or nominal proceeds from this offering will limit or curtail acquisition of additional prospects by the Company. In that event, Company resources will be devoted to boarding and training of existing Thoroughbreds and other required expenses. If the Company receives sufficient proceeds, one or more additional Yearlings may be acquired at public or private sales.

Important factors in predicting racing success of Thoroughbreds are pedigree and conformation. Pedigree refers to the breeding history of the horse determined by bloodlines from the Sire and Dam. Conformation is the physical attributes of the horse as determined by personal observation. Management considers both of these attributes in selecting all of its Thoroughbreds, and anticipates suitable investigation for any future prospects acquired by the Company. Management may retain the services of outside consultants and veterinarians to assist in evaluation of future Bloodstock. No agreements currently exist with any consultants, and whether management will continue to utilize the services of the same consultants is yet to be determined; however, management would not hesitate to recommend these consultants for service in the future. Given the very large number of prospects placed into the market in any given year, management does anticipate that it may be necessary to enlist the aid of bloodstock agents in locating thoroughbreds suitable to the Company's purpose in the future.

In the event management determines it is in the best interest of the Company to retain the services of bloodstock consultants, the factors that will be relied upon in making such choices will include, but not be limited to: the past relationship between the Company and the consultant, if any; the consultant's reputation within the industry; the fees charged by the consultant in performing services; and the geographic area served by the consultant. In the event management determines it is in the best interest of the Company to retain the services of a bloodstock consultant, management anticipates the term of the relationship will be limited to performance of a specified project. Management does not anticipate that any long term relationships or agreements will be entered into with any consultant, although it reserves the right to do so should it be determined to be in the Company's best interest

The Company was organized and exists for the purpose of acquiring, owning, managing, training, racing and ultimately syndicating thoroughbred racing prospects. It is not the intention of the Company to enter into the business of breeding thoroughbreds, although management reserves the right to do so should it ultimately be determined that it is in the best interest of the Company and its shareholders. Management has set its efforts towards producing revenues and profit through the placement of Company Thoroughbreds in established races throughout the United States. Management anticipates that eventually, Company revenues and profit will depend to a certain extent upon the sale or syndication of Company owned Thoroughbreds. It is the intention of management to primarily focus on the acquisition of Yearlings, although horses of racing age may be acquired from time to time depending upon the then existing circumstances. Management anticipates that acquisitions of Bloodstock will initially be limited due to the Company's limited working capital. Results of Operations Substantially all of the Company's revenues are obtained from purses offered by races in which its Thoroughbreds participate. As the Company matures, it may receive revenues from the sale or syndication of its Thoroughbreds during or following completion of their racing career. The Expenses incurred by the Company include operating expenses associated with training and racing its Thoroughbreds, as well as administrative expenses.

The Company contracts with trainers for each horse, which is stabled with the trainer. The trainers used by the Company maintain their stables at the various racetracks. Accordingly, all of its Thoroughbreds are boarded with independent third parties. Many factors will influence the Company's determination of whether and where to race the thoroughbreds acquired by the Company. Pedigree, past performance, conditioning and purses will be evaluated by the Company in conjunction with any trainers retained by the Company in plotting the horse's racing campaign. While no specific venue has been determined as of the date of this Prospectus, it is anticipated that the Thoroughbreds will be raced at the race tracks in the United States, as the condition and breeding of its Bloodstock dictates. Possible venues include Churchill Downs and Keeneland in Kentucky, Hollywood Park and Santa Anita in Los Angeles, Del Mar in San Diego, Remington Park in Oklahoma City, Aqueduct and Saratoga in New York, Arlington Park in Chicago and Garden State in New Jersey. Evaluation of racing venues will depend primarily on recommendations of trainers retained by the Company and the condition, training and breeding of Company racing prospects. Shareholders may be provided specific information as to important races in advance and results following conclusion of races conducted by thoroughbreds of the Company.

Horses not deemed qualified to be raced by the Company may be "pinhooked" or re-sold by the Company shortly following acquisition. Pinhooking can be a means of reducing the Company's risk in any particular prospect by transferring the horse prior to completion of his development. A ready market for resale of Thoroughbred racing prospects exists in various parts of the United States, and management is familiar with various sales in those venues. While pinhooking may be utilized to reduce the Company's risk in any single fiscal year, it is not anticipated to be a major source of revenue in the foreseeable future.

The Company will have multiple divisions: Claiming, Allowance/Stakes, Pinhooking, Breeding and Investments.  Currently, the Company is operating the Claiming, Allowance/Stakes, and Investments divisions.

Claiming Division

The Claiming Division entails the acquisition of horses through Claiming Races at various racetracks.  The Company seeks to acquire horses that may be moved up in class and resold for a higher amount than that which the company paid.  The Company will generate revenue from the sell of the horse in Claiming Races and from the purse money generated as well.  Horses that are acquired for this division will likely be resold within 120 days since they are for sell in every race they run in.  For example, the Company acquired Blushing Bear Cat for $21,550.  The Company ran Blushing Bear Cat in a $25,000 Claiming Race and Blushing Bear Cat was claimed for $25,000 from the Company and won $4,691 in purse winnings.

Stakes/Allowance Division

The Stakes/Allowance Division consists of horses that are acquired to run in allowance and stakes level races.  These horses are not intended to be resold and the main source of revenue will be from purse winnings.  This division consists of a higher caliber of horses than the Claiming Division.  The Company will acquire horses for this division through private purchase, auctions and high level claiming race.  For example, the Company acquired Doblado from Argentina to race in allowance and stake races.  The Company is currently allowing Doblado to adjust to the artificial dirt tracks in California.

Investments

This division acquires a minority interest in horses that are owned by other stables.  The purpose of this division is to allow the Company to acquire horses in other states than California without incurring the cost of setting up stables in those states.

The Company's long term objective is to is develop a stable of race horses sufficient to generate a steady stream of revenue and profit. In order to achieve this objective, management anticipates the need for substantial additional capital. Depending upon the success of its initial efforts, on the state of the thoroughbred industry and other factors beyond the Company's control, management anticipates conducting a subsequent public offering in the future to obtain such capital. Syndication or sale of Company Thoroughbreds may also provide a source of capital.

Real Estate Division

The Company has been deeded three properties from its founders.  These properties were intended to be used at vacation rentals for third parties and shareholders. Subsequent to year end the transaction was rescinded.

ABTTC, INC.

On February 4, 2008, the Company entered into a letter of intent to acquire ABTTC, Inc. for $7,750,000.  ABTTC, Inc. provides drug and alcohol rehabilitation services. It was intended that upon closing of the transaction, ABTTC, Inc. would become a wholly owned subsidiary of Mezey Howarth Racing Stables, Inc.  Paul Howarth is a shareholder of ABTTC, Inc. and abstained from all negotiations related to the transactions and did not vote on the transaction.  In addition, the Company issued 9,722,223 shares of common stock valued at $1,750,000, or $0.18 per share, to ABTTC, Inc. as the initial payment for the acquisition.  The fair value of the Company’s common stock was determined by using the closing market price of the Company’s common stock on the date of issuance. The remaining amount under the proposed acquisition is will be paid over the next 18 months from the date of close.

On March 31, 2008, the Company terminated the pending transaction due to the desire to focus on the horse racing operations before expanding into other business segments. The initial payment of 9,722,223 shares of Company are non-recoverable and served as a break up fee in the event the Company does not close on the transaction without cause. The break up fee was based on ABTTC having received previous cash offers to be acquired and in exchange for ABTTC acting exclusively with the Company. In connection, with the termination the Company forfeited the common stock issued and recorded an expense of $1,750,000.  The Company decided to cancel the ABTTC transaction in order to devote all the resources and time of the Company on growing its breeding division and stable of thoroughbreds instead of adding a subsidiary in a different industry.  Mr. Howarth abstained from all negotiations and discussions related to the transactions and did not vote on the transaction.

Inflation

We believe that inflation has not has a material effect on our operations.

Off Balance Sheet Arrangements

We do not maintain off-balance sheet arrangements.

Recent Accounting Pronouncements

SFAS No. 141R, Business Combinations

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (SFAS No. 141R). SFAS 141R will significantly change the accounting for and reporting of business combination transactions in consolidated financial statements. SFAS 141R retains the fundamental requirements in Statement 141, Business Combinations while providing additional definitions, such as the definition of the acquirer in a purchase and improvements in the application of how the acquisition method is applied. This Statement becomes effective January 1, 2009. Early adoption is not permitted. We are currently evaluating the impact this guidance will have on our financial statements.

SFAS No. 157, Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in GAAP and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. SFAS No. 157 became effective for our financial statements starting January 1, 2008. It does not have a significant impact on our results of operations and financial condition at this time.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an entity with the option, at specified election dates, to measure certain financial assets and liabilities and other items at fair value, with changes in fair value recognized in earnings as those changes occur. SFAS No. 159 also establishes presentation and disclosure requirements that include displaying the fair value of those assets on the face of the balance sheet and providing management's reasons for electing the fair value option for each eligible item. The revisions of SFAS No. 159 are effective beginning January 1, 2008. It does not have a significant impact on our results of operations and financial condition at this time.

DESCRIPTION OF PROPERTY

Our executive offices are located at 1001 Ave. Pico, Ste C-629, San Clemente, CA 92673. We believe that this space if adequate to operate our current business and as business warrants we may expand into a larger space. The office space is provided by our CEO at no cost to us.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company issued 150,000 of unregistered shares of common stock to The Mezey Howarth Group for pre-incorporations services and expenses.  All of such shares are "restricted" securities, as that term is defined by the Securities Act of 1933, as amended, and are held by an officer and director of the Company. (See "Principal Stockholders".)

On May 18, 2007, the Company acquired its interest in Dixie's Ruler and Our Emblem 2 Year Colt from Paul Howarth, an officer of the Company, for the price paid by Mr. Howarth for such interests.

On June 18, 2007,  The Company issued 2,150,000 shares of Series A Convertible Preferred Stock to Mezey Howarth Group, Inc. in exchange for a $200,000.  To date the Company has received $27,435 from the note. The proceeds of the note are used to acquire interests in horses. All of such shares are "restricted" securities, as that term is defined by the Securities Act of 1933, as amended, and are held by an officer and director of the Company. (See "Principal Stockholders".)

In July 2007, the Company’s majority shareholders, J. Wade Mezey and Paul Howarth, deeded three real estate parcels to the Company.  As a result of these transactions the Company received $1,585,000 in assets and $1,374,850 in liabilities.  These transactions where accounted for on the carry over basis; the original cost of the acquired assets by these related parties.  The mortgage underlying the liabilities currently have interest rates ranging from 6.5% - 11.5% and are interest only notes until July 1, 2008, June 1, 2010, and August 1, 2011. The mortgages are secured by the underlying properties and are not crossed secured by the non-underlying properties.  The mortgages have been personally secured by the officers of the Company.  On April 1, 2008, the Company and shareholders rescinded the contribution. In connection with the rescission the shareholders returned 2,101,500 shares of Series A Convertible Preferred stock and the Company transferred back the real estate and related mortgages to the shareholders. The Company is currently assessing the accounting for this transaction. The Series A Convertible Preferred was valued at approximately $2,521,800 at the rescission date, where the real estate had a net carrying value of $210,150.

On July 25, 2007, the Company agreed to convert the payroll liabilities of $25,000 payable to J. Wade Mezey into 2,500,000 shares of Common Stock.

On July 25, 2007, the Company agreed to convert the payroll liabilities of $25,000 payable to Paul J. Howarth into 2,500,000 shares of Common Stock.

On January 11, 2008, the Company agreed to convert $150,000 in deferred compensation liabilities owed to each J. Wade Mezey and Paul Howarth into 1,500,000 shares of restricted stock.  Additionally, the Company converted $100,000 in deferred Compensation to J. Wade Mezey and Paul Howarth into 1,000,000 shares of Common Stock under the Company's S-8.

Effective February 1, 2008, the Company entered into new employment agreements with J. Wade Mezey and Paul Howarth. The term of each agreement is five years. Under the terms of the agreement, each individual will receive a base annual salary of $360,000, $100,000 bonus payable on the effective date of the agreement that is convertible into common stock at the fair market value of the Company’s common stock on the date of the agreement; $200,000 retention bonus at the end of each year the employee is employed; and if termination is without cause the employee has a right to be paid up to twelve months of salary.

On February 4, 2008, the Company entered into a letter of intent to acquire ABTTC, Inc. for $7,750,000.  ABTTC, Inc. provides drug and alcohol rehabilitation services. It was intended that upon closing of the transaction, ABTTC, Inc. will become a wholly owned subsidiary of Mezey Howarth Racing Stables, Inc.  Paul Howarth is a shareholder of ABTTC, Inc. and has abstained from all negotiations related to the transactions and did not vote on the transaction.  In addition, the Company issued 9,722,223 shares of common stock valued at $1,750,000, or $0.18 per share, to ABTTC, Inc. as the initial payment for the acquisition.  Paul Howarth received 30% of the shares of common stock.  The fair value of the Company’s common stock was determined by using the closing market price of the Company’s common stock on the date of issuance. The remaining amount under the proposed acquisition is will be paid over the next 18 months from the date of close. On March 31, 2008, the Company terminated the pending transaction due to the desire to focus on the horse racing operations before expanding into other business segments. The initial payment of 9,722,223 shares of Company are non-recoverable and served as a break up fee in the event the Company did not close on the transaction without cause. The break up fee was based on ABTTC having received previous cash offers to be acquired and in exchange for ABTTC acting exclusively with the Company. In connection, with the termination the Company forfeited the common stock issued and will record an expense of $1,750,000.

On April 1, 2008, the Company transferred title of the real estate deeded from the founders in July 2007 back to the founders.  In exchange, the founders agreed to exchange the previous compensation given to them upon transferring the properties in July 2007.

From January 1, 2008 through April 11, 2008, Wade Mezey has lent the Company an additional $49,397 for operating expenses.

Our executive offices are located at  1001 Ave Pico, Suite C-629, San Clemente, California 92673. We believe that this space if adequate to operate our current business and as business warrants we may expand into a larger space. The office space is provided by our CEO at no cost to us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We are currently trading ion the OTCBB  The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which: - contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading; - contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended; - contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" price for the penny stock and the significance of the spread between the bid and ask price; - contains a toll-free telephone number for inquiries on disciplinary actions; - defines significant terms in the disclosure document or in the conduct of trading penny stocks; and - contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation; The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer: - the bid and offer quotations for the penny stock; - the compensation of the broker-dealer and its salesperson in the transaction; - the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and - monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

REGULATION M

Our officers and directors, who will offer and sell the shares, are aware that they are required to comply with the provisions of Regulation M, promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the officers and director, sales agent, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

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REPORTS

We are subject to certain filing requirements and will furnish annual financial reports to our stockholders, certified by our independent accountant, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON FINANCIAL DISCLOSURE

None.

EXECUTIVE COMPENSATION

Name and Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)	Restricted Stock Award ($)	Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
J. Wade Mezey, CEO and Director	2008	360,000	0	0	0	0	0	0
Paul Howarth, Exec. President, Director	2008	360,000	0	0	0	0	0	0

AVAILABLE  INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to the Company and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Company which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.)

We have audited the accompanying consolidated balance sheet of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) as of December 31, 2007, and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from February 27, 2007 (Inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mezey Howarth Racing Stables, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the period from February 27, 2007 (Inception) to December 31, 2007, in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, at December 31, 2007, the Company has a working capital and stockholders’ deficit, and it has incurred losses from operations.   These conditions raise substantial doubt about the Company’s  ability to continue as a going concern. Management’s plans are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McKennon, Wilson & Morgan, LLP

April 15, 2008, except for the last paragraph in Note 7,
as to which the date is May 9, 2008

Irvine, California

MEZEY HOWARTH RACING STABLES, INC.
(Formerly MH 1, Inc.)
CONSOLIDATED BALANCE SHEET

Assets (Note 4)

	December 31, 2007	Proforma for Recission of Real Estate TransactionA (unaudited)
Current Assets:
Cash or cash equivalents	$ 19,318	$ 19,318
Investments in limited liability entities (see Note 2)	19,925	19,925

Total Current Assets	39,243	39,243

Fixed Assets:
Livestock, net of accumulated depreciation of $5,278	89,722	89,722
Real estate	1,585,000	-

Total Assets	$ 1,713,965	$ 128,965

Liabilities and Stockholders' Deficit

Current Liabilities:

Accrued liabilities	$ 254,814	$ 254,814
Note payable	77,000	77,000
Loans payable to related party	79,739	79,739
Note payable to related party, net of unamortized discount of $36,364	463,636	463,636
Total Current Liabilities (Note 4)	875,189	875,189

Long-Term Liabilities

Mortgages payable (Note 4)	1,374,850	-

Total Liabilities	2,250,039	875,189

Stockholder's Deficit (Note 3):
Series A convertible preferred stock, $.001 par value; 20,000,000 authorized; 2,525,855 issued and outstanding as of December 31, 2007; 20,000,000 authorized and 424,355 issued and outstanding for Pro Forma	252,585	42,435
Common stock, $.001 par value; 500,000,000 authorized, 7,675,000 issued and outstanding	7,675	7,675
Additional paid-in capital	126,569	126,569
Accumulated deficit	(922,903)	(922,903)

Total Stockholders' Deficit	(536,074)	(746,224)

Total liabilities and stockholders' deficit	$ 1,713,965	$ 128,965

A.  The Pro Forma accounts for the rescission of the transaction regarding the real estate as mentioned in Note 6.  The shareholders returned 2,101,500 shares of Series A Convertible Preferred stock and the Company transferred back the real estate and related mortgages to the shareholders.

The accompanying notes are an integral part of the consolidated financial statements.

MEZEY HOWARTH RACING STABLES, INC.
(Formerly MH 1, Inc.)
CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from February 27, 2007 (Inception) to December 31, 2007
Revenue:
Horse sales	$ 25,000
Purse winnings	5,301
Other	750
Total	31,051

Cost of Sales	39,876
Gross Profit	(8,825)

Operating Expenses
General and administrative	871,285

Operating Loss	(880,110)

Other Income (expense):
Minority interest	(8,750)
Interest expense	(33,773)
Other expense	(270)
Net loss	$ (922,903)

Weighted average number of common shares outstanding
Basic and Diluted	3,970,847

Net loss per common share
Basic and Diluted	$ (0.23)

The accompanying notes are an integral part of the consolidated financial statements.

MEZEY HOWARTH RACING STABLES
(Formerly MH 1, Inc.)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
For the period from February 27, 2007 (Inception) through December 31, 2007

	Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Stock Subscriptions Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount

Balances, February 27, 2007	-	$-	-	$-	$-		$-	$-

Sale of common stock at $.001 per share on March 14, 2007 to founders	-	-	150,000	150	2,030	-	-	2,180

Sale of Series A Preferred Stock at $.10 per Share on June 18, 2007 to founders	2,150,000	215,000	-	-	-	(200,000)		15,000

Repayment of note under stock subscription agreement on July 19, 2007	-	-	-	-	-	27,435	-	27,435
Issuance of common stock to officers at $0.01 per share for services on July 25, 2007	-	-	5,000,000	5,000	45,000	-	-	50,000
Issuance of common stock for acquisition of Doblado at $0.01 per share on July 30, 2007	-	-	300,000	300	2,700	-	-	3,000
Sale of common stock to selling stockholders at $.01 per share on July 31, 2007	-	-	1,650,000	1,650	13,350	-	-	15,000
Issuance of common stock to consultants at $.01 per share for services on August 15, 2007	-		575,000	575	5,175	-	-	5,750
Sale of Series A Preferred Stock at $.10 per Share on September 21, 2007 to founders (Note 3)	375,855	37,585	-	-	-	-	-	37,585
Net fair value of property contributed by shareholders			-	-		172,565	-	172,565
Discount on related party note payable					45,455			45,455
Capital Contribution					12,859			12,859
Net loss	-	-	-	-	-	-	(922,903)	(922,903)
Balances at December 31, 2007	2,525,855	$252,585	7,675,000	$7,675	$126,569	$-	$(922,903)	$(536,074)

The accompanying notes are an integral part of the consolidated financial statements.

MEZEY HOWARTH RACING STABLES
(Formerly MH 1, Inc.)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from February 27, 2007 (Inception) through December 31, 2007

For the Period from February 27, 2007 (Inception) to December 31, 2007
Cash flows from operating activities:
Net loss	$ (922,903)
Minority interest expense	8,750
Stock issued to employees for services	50,000
Stock issued to consultants for services	5,750
Accretion of related party note payable discount	9,090
Depreciation expense	5,278

Adjustments to reconcile net loss to net cash provided
by operating activities:
Accrued liabilities	254,814
Net cash used in operating activities	(589,221)

Cash flows from investing activities:
Investments in limited liability entities	(19,925)
Payments to minority interest	(8,750)
Net cash used in investing activities	(28,675)

Cash flows from financing activities:
Proceeds from related party notes payable	583,439
Payments on related party loans payable	(3,698)
Capital contribution	12,857
Repayment of note payable	(15,000)
Proceeds from issuance of Series A Preferred Stock	42,436
Proceeds from issuance of common stock	17,180
Net cash provided by financing activities	637,214

Net increase (decrease) in cash for the period	19,318
Beginning cash at inception	-
Cash at the end of the period	$ 19,318

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$ 7,009

Supplemental disclosure of non cash investing and financing activities
Real estate contributed by related parties	$ 1,585.000
Related party mortgages assumed by the Company	$ 1,374,850
Issuance of note payable for acquisition of Doblado	$ 95,000
Issuance of common stock for repayment of note payable	$ 3,000

The accompanying notes are an integral part of the consolidated financial statements.

MEZEY HOWARTH RACING STABLES, INC.
(Formerly MH 1, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

Mezey Howarth Racing Stables, Inc. (the "Company"), formerly MH 1, Inc., was organized under the laws of the State of Nevada on February 27, 2007. On June 12, 2007, the Company changed its name to Mezey Howarth Racing Stables, Inc.  The Company's business is the buying, selling and racing thoroughbred race horses of every age from broodmares, weanlings, and yearlings to racing age horses. The Company operates in four different areas in the horse racing industry.  The four areas include: (1) Claiming, (2) Racing allowance and stake level horses, and (3) breeding of thoroughbreds.  Initially we are focusing on the claiming aspect of the business model while we develop a barn of stake level horses and yearlings. The Company's California Horse Racing Board license number is 293137.  During September 2007, the Company exited the development stage as defined in Financial Accounting Standards Board Statement No. 7 due to the commencement of intended operations and the generation of revenues from such operations.

Cash Equivalents

Management considers all highly-liquid investments with an original maturity of three (3) months or less to be cash equivalents.

Going Concern and Plan of Operation

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company just exited the development stage, has not earned any significant revenues from operations as of December 31, 2007, and requires additionial financing.   These conditions raise substantial doubt about its ability to continue as a going concern.  It is the Company’s plan to become profitable through the acquisition of at least 50 horses and to earn revenues from racing these horses.  To finance these planned acquisitions, the Company has plans to raise $1,000,000 in capital through either debt or equity offerings.  There are no assurances that management will be able to raise these funds, to obtain 50 horses or generate sufficient revenues from racing these horses to achieve profitability.
Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, when title and risk of ownership passes, the sales price is fixed or determined and collectibility is reasonably assured.  The Company currently has three different revenue sources from horse racing:  Claiming, Allowance/Stakes, and Investment in other's horses.

Claiming

The Claiming Division entails the acquisition of horses that are intended to be resold through Claiming Races.  The Company treats these horses as inventory and receives income from the sale and purse winnings from these horses.  The Company accounts for the cost of the acquisition, training fees, veterinarian fee and other fees associated to the horses as cost of goods sold ("COGS").

Allowance/Stakes

The Allowance/Stakes Division entails the acquisition of horses that are not intended to be resold but raced in Allowance and Stakes level races.  The Company accounts as revenue any and all purse winnings.  Since the horse is not intended to be resold only the gain or loss from the sale of the horse is accounted for and not the entire sales amount.  Any expenses associated to these horses are accounted as COGS.

Investment in Other's Horses

The Company accounts pursuant to section Investment in Limited Liabilities Entities as stated below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and partially owned subsidiaries. The Company uses the consolidation method of accounting for companies where its ownership is over 50% and for other ventures and partnerships in which a controlling interest is held. All significant inter-company transactions have been eliminated.

Investment in Limited Liability Entities

The Company makes strategic investments in companies, LLPs and LLCs that own race horses. Investments in corporate entities with less than a 20% voting interest are generally accounted for under the cost method. The cost method is also used to account for investments that are not in-substance common stock. The Company uses the equity method to account for investments in common stock or in-substance common stock of corporate entities, including limited liability corporations that do not maintain specific ownership accounts, in which it has a voting interest of 20% to 50% or in which it otherwise has the ability to exercise significant influence, and in partnerships and limited liability corporations that do maintain specific ownership accounts in which it has other than minor to 50% ownership interests. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in and advances to the investee and financial guarantees on behalf of the investee that create additional basis.

The Company regularly monitors and evaluates the realizable value of its investments. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a charge to investment income (expense). As of December 31, 2007, the Company does not believe there is an impairment of the carrying value of their investments.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year end.  As of December 31, 2007, the Company’s deferred tax assets consisted of net operating losses of $922,903, tax effect loss of $341,804.  The Company has provided a valuation allowance in the full amount of the deferred tax asset since there is no assurance of future taxable income. Tax deductible losses can be carried forward for 20 years until utilized for federal income tax purposes expiring in 2027.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109 ("FIN 48")”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 describes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of adopting FIN 48 is required to be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately. The adoption of FIN 48 did not have a material impact to the Company’s financial statements.

Per Share Information

Basic per share information is computed based upon the weighted average number of common shares outstanding during the period. Diluted per share information consists of the weighted average number of common shares outstanding, plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. There are no options and warrants outstanding. The Series A Convertible Preferred Stock converts into 25,258,555 shares of Common Stock and have been excluded from the diluted net loss per share for the period from February 27, 2007 (Inception) to December 31, 2007, as the effects would have been anti-dilutive.

Fair Value of Financial Instruments

Financial instruments are recorded on the consolidated balance sheets. The carrying amount for accounts payable and accrued expenses approximates fair value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt approximates the carrying amounts based upon our expected borrowing rate for debt with similar remaining maturities and comparable risk.

Long-Lived Assets

The Company depreciates horses that it acquires a 50% or greater position in.  The Company depreciates the horse via straight line depreciation over its useful life of nine years.  The Company reviews its fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

New Accounting Pronouncements

 SFAS No. 141R, Business Combinations

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (SFAS No. 141R). SFAS 141R will significantly change the accounting for and reporting of business combination transactions in consolidated financial statements. SFAS 141R retains the fundamental requirements in Statement 141, Business Combinations while providing additional definitions, such as the definition of the acquirer in a purchase and improvements in the application of how the acquisition method is applied. This Statement becomes effective January 1, 2009. Early adoption is not permitted. We are currently evaluating the impact this guidance will have on our consolidated financial statements.

SFAS No. 157, Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in GAAP and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. SFAS No. 157 became effective for our financial statements starting January 1, 2008. It does not have a significant impact on our results of operations and financial condition at this time.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an entity with the option, at specified election dates, to measure certain financial assets and liabilities and other items at fair value, with changes in fair value recognized in earnings as those changes occur. SFAS No. 159 also establishes presentation and disclosure requirements that include displaying the fair value of those assets on the face of the balance sheet and providing management's reasons for electing the fair value option for each eligible item. The provisions of SFAS No. 159 are effective beginning January 1, 2008. It does not have a significant impact on our results of operations and financial condition at this time.

NOTE 2 - INVESTMENTS

As of December 31, 2007, the Company's investments in the Horses are done through the acquisition of interest in LLP or LLC that own the horse.  Each LLP or LLC owns a single horse and its sole business plan is the business of that horse.  Upon the death or sale of the horse, the LLP or LLC will be dissolved and the proceeds will be distributed to the members.  All investments at December 31, 2007, were accounted for under the cost method due to the Company not have significant influence over any of the entities. The Company currently has invested the following amounts and percentages of the LLP or LLC:

The Emerald King	$ 6,000	25%
Valondra (Partnership 56, LLP)	11,375	35%
Three Across (Partnership 52, LLP):	1,425	5%
Angela's Rainbow & Ops Overload:	900	10%
Roar in Solana (Partnership 57, LLP):	225	1%

Total Invested	$19,925

The Company acquired 100% interest in Blushing Bear Cat through a claming race at Del Mar for $21,150.  The Company proceeded to sell 35% of its interest in Blushing Bear Cat to Trans Atlantic Racing Stable for $7,543.  At a subsequent race, Blushing Bear Cat was claimed. The Company recognized a gain on the sale of approximately $2,500 and distributed to Trans Atlantic Racing Stable its share of the proceeds of $8,500.

NOTE 3 – NOTE PAYABLE

On July 31, 2007, the Company purchased a horse with a note payable in the amount of $95,000.  The note bears no interest and is due on December 31, 2008.  The Company made payments of $18,000 against the note during the period from February 27, 2007 (inception) through December 31, 2007.

See Note 6 for discussion of mortgages payable.

NOTE 4 - COMMITTMENTS

On October 8, 2007, the Company entered into an agreement with a consulting firm named Renegade Farms whereby the firm would assist the company in searching for horses throughout the world for the Company to purchase or to make investments in.  Total amounts paid to Renegade Farms for the period from February 27, 2007 (Inception) through December 31, 2007 under the contract were $500,000. This agreement expired as December 31, 2007.

NOTE 5 - STOCKHOLDERS' DEFICIT

Common Stock

On March 14, 2007, the Company sold for 150,000 shares of its common stock to various investors for $2,180 in cash. The proceeds were mostly used to pay expenses.

In July 2007, the Company issued 2,525,855 shares of Series A Convertible Preferred Stock to Mezey Howarth Group in exchange for $42,435 in cash and $210,150 net real estate contributed to the Company. See Note 6 for additional information regarding the transfer of the real estate.

On July 25, 2007, the Company issued 5,000,000 shares of it $0.001 par value common stock in exchange for $50,000 in accrued salaries to it officers at $0.01 per share price, the deemed fair value of the Company’s common stock on the date of issuance.

On July 30, 2007, 300,000 shares were issued in exchange for the purchase of a horse named Doblado valued at $3,000 or $.01 per share price, the deemed fair value of the Company’s common stock on the date of issuance. The value of the common stock issued for Doblado was offset against the note payable resulting from Doblado's purchase

On July 31, 2007, the Company sold 1,650,000 shares of common stock to various investors for $15,000 in cash.

August 15,  2007, the Company issued 575,000 shares of its $0.001 par value common stock to consultants that assist the Company in identifying horses to acquire for $5,750 in services at $0.01 per share price, the deemed fair value of the Company’s common stock on the date of issuance.  The fair value of the common stock was expensed immediately as these shares were fully vested and the consultant did not have any further obligation to perform.

See Note 7 for discussion of subsequent events.

Stock Incentive Plan

The Company's Incentive Stock Plan ("Incentive Plan") was adopted in 2007. An aggregate of 14,000,000 shares of common stock were reserved for issuance pursuant to the Incentive Plan. The Incentive Plan is administered by the Board of Directors. The Board of Directors determines, subject to the provisions of the Incentive Plan, the employees to whom incentives are awarded. The Board of Directors may award (i) "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, (ii) "non-qualified stock options" (options which do not meet the requirements of Section 422), (iii) shares of "restricted stock", (iv) stock grants and (v) "stock bonuses". Subject to the terms of the Incentive Plan, the Board of Directors will also determine the prices, expiration dates and other material features of the incentive awards. As of December 31, 2007, 575,000 shares of common stock were issued under the Incentive Plan.

Preferred Stock

The Company's Board of Directors approved the issuance of its Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock provides for voting rights of twenty to one and conversion rights of ten to one.  As of December 31, 2007, there have been 2,525,855 shares of Series A Convertible Preferred Stock authorized, issued, and outstanding. See Note 6 for discussion of the issuance.  The Series A Convertible Preferred Stock has preferences in liquidation but not with regard to dividends.

NOTE 6 - RELATED PARTY TRANSACTIONS

Purchase of Horses

The initial purchases of horses where purchased from Paul Howarth.  The transactions where conducted at the purchase price that Mr. Howarth paid.  Total amounts paid to Paul Howarth related to these transactions were $2,950.

Purchase of Series A Convertible Preferred Stock

In July 2007, the Company received a promissory note from The Mezey Howarth Group for $252,585 in cash and real estate in exchange for 2,525,855 shares of Series A Convertible Preferred Stock.

In July 2007, the Company’s majority shareholders, J. Wade Mezey and Paul Howarth, deeded three real estate parcels to the Company.  As a result of these transactions the Company received $1,585,000 in assets and $1,374,850 in liabilities.  These transactions where accounted for on the carry over basis; the original cost of the acquired assets by these related parties.  The mortgage underlying the liabilities currently have interest rates ranging from 6.5% - 11.5% and are interest only notes until July 1, 2008, June 1, 2010, and August 1, 2011. The mortgages are secured by the underlying properties and are not crossed secured by the non-underlying properties.  The mortgages have been personally secured by the officers of the Company.  On April 1, 2008, the Company and shareholders rescinded the contribution. In connection with the rescission the shareholders returned 2,101,500 shares of Series A Convertible Preferred stock and the Company transferred back the real estate and related mortgages to the shareholders. The Company is currently assessing the accounting for this transaction , however, no gain will be recognized through this transaction . The Series A Convertible Preferred was valued at approximately $2,521,800 at the rescission date, where the real estate had a net carrying value of $210,150.   A Pro Forma balance sheet has been added to our financial statements to show the impact of this transaction.  The following is a summary of the real estate contributed and mortgages assumed:

	Real Estate	Mortgage
La Quinta	$ 650,000	$ 594,850
Temecula	615,000	492,000
Willow Springs	320,000	288,000
	$ 1,585,000	$ 1,374,850

Shareholder Notes Payable

In September 2007, the Company received loans from Wade Mezey in the amount of $500,000 and from Cindy Howarth in the amount $20,000 to be used for operations.  These notes are due on December 31, 2008 and incur no interest. Upon funding, the Company recorded imputed interest of $45,455 at 10% as a discount to the note and is amortizing until maturity. For the period from February 27, 2007 (Inception) to December 31, 2007, the Company amortized $9,091 of the discount to interest expense. The note payable to J. Wade Mezey was converted into common stock in January 2008, see Note 7 for additional information.

In addition, in November and December 2007, Wade Mezey loaned the Company an additional $59,739 for operating purposes. The loans are due on demand and incur no interest. See Note 7 for additional advances subsequent to December 31, 2007.

NOTE 7 - SUBSEQUENT EVENTS

On January 11, 2008, the Company issued 1,000,000 shares of common stock to J. Wade Mezey in satisfaction of $ 150 ,000 in accrued compensation. The common stock was valued at $0. 15 on the date of the conversion based on the deemed fair market value of the Company’s common stock.

On January 11, 2008, the Company issued 1,000,000 shares of common stock to Paul Howarth in satisfaction of $ 150 ,000 in accrued compensation. The common stock was valued at $0. 15 per share on the date of the conversion based on the deemed fair market value of the Company’s common stock.

On January 11, 2008, the Company issued 2,000,000 shares of common stock to Renegade Farms valued at $300,000. The common stock was issued in connection with a consulting agreement, whereby Renegade Farms will be assisting the company in searching for horses throughout the world and collecting samples of blood and tissue from various horses for genetic testing and DNA profiling.  The common stock was valued at $0.15 per share based on the deemed fair market value of the Company’s common stock on the date of the transaction. Under the agreement Renegade Farms does not have any future performance conditions related to the common stock and thus, the Company expensed the value of the common stock on the date of the transaction.

On January 11, 2008, the Company converted the $500,000 note payable due to J. Wade Mezey into 5,000,000 shares of Series A Convertible Preferred Stock at $0.10 per share. Of these shares, 2,500,000 shares were issued J. Wade Mezey and Paul Howarth. As a result of the conversion, $250,000 was recorded a interest expense based on the fair market value on the date of the transaction.

On January 15, 2008, the Company issued 3,810,000 shares of common stock to a consultant for services related to the promotion of the Company’s horses. The Company valued the common stock at $0.155 per share, totaling $600,000 based on the fair market value of the Company’s common stock on the date of the transaction. Under the agreement the consultant does not have any future performance conditions related to the common stock and thus, the Company expensed the value of the common stock on the date of the transaction.

On January 21, 2008, the Board of Directors voted to increase the number of authorized common shares to 500,000,000 and preferred shares to 20,000,000.

On January 28, 2008, the Company entered into an Investment Agreement with Dutchess also referred to as an Equity Line of Credit. Pursuant to Sections 2(a) and 2(b) of that agreement, following notice to Dutchess, we may put to Dutchess up to $10 million in shares of our common stock for a purchase price equal to 93% of the lowest closing bid price of our common stock during the five day period following that notice. Each put will be equal to either (a) 200% of the average daily volume of our common stock for the three trading days prior to the put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the Put or (b) $250,000. To date no proceeds from the agreement have been received.

Effective February 1, 2008, the Company entered into new employment agreements with J. Wade Mezey and Paul Howarth. The term of each agreement is five years. Under the terms of the agreement, each individual will receive a base annual salary of $360,000, $100,000 bonus payable on the effective date of the agreement that is convertible into common stock at the fair market value of the Company’s common stock on the date of the agreement; $200,000 retention bonus at the end of each year the employee is employed; and if termination is without cause the employee has a right to be paid up to twelve months of salary.

On February 4, 2008, the Company entered into a letter of intent to acquire ABTTC, Inc. for $7,750,000.  ABTTC, Inc. provides drug and alcohol rehabilitation services. It was intended that upon closing of the transaction, ABTTC, Inc. will become a wholly owned subsidiary of Mezey Howarth Racing Stables, Inc.  Paul Howarth is a shareholder of ABTTC, Inc. and has abstained from all negotiations related to the transactions and did not vote on the transaction.  In addition, the Company issued 9,722,223 shares of common stock valued at $1,750,000, or $0.18 per share, to ABTTC, Inc. as the initial payment for the acquisition.  Paul Howarth received 30% of the shares of common stock.  The fair value of the Company’s common stock was determined by using the closing market price of the Company’s common stock on the date of issuance. The remaining amount under the proposed acquisition is will be paid over the next 18 months from the date of close. On March 31, 2008, the Company terminated the pending transaction due to the desire to focus on the horse racing operations before expanding into other business segments. The initial payment of 9,722,223 shares of Company are non-recoverable and served as a break up fee in the event the Company did not close on the transaction without cause. The break up fee was based on ABTTC having received previous cash offers to be acquired and in exchange for ABTTC acting exclusively with the Company. In connection, with the termination the Company forfeited the common stock issued and will record an expense of $1,750,000.

On April 1, 2008, the Company transferred title of the real estate deeded from the founders in July 2007 back to the founders.  In exchange, the founders agreed to exchange the previous compensation given to them upon transferring the propoperties in July 2007.

From January 1, 2008 through April 11, 2008, Wade Mezey has lent the Company an additional $49,397 for operating expenses.

On May 8, 2008, the Board of Directors voted to increase the number of authorized common shares to 500,000,000 and preferred shares to 20,000,000.

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PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

Not applicable.

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

The Company sold 150,000 of unregistered shares of common stock and 2,525,855 shares of Series A Convertible Preferred Stock.  The proceeds of this where used for operations and the acquisition of horse interest.

The Company has issued 5,000,000 of unregistered shares of its $.001 par value of Common Stock in exchange for deferred salary.

On February 4, 2008, the Company issued $1,750,000 in restricted stock at $.18 per share to the Shareholders of ABTTC as the initial payment for the acquisition.

On February 4, 2008, the Company issued 1,500,000 shares of restricted stock to at $.10 to Mr. Mezey and Mr. Howarth for deferred salaries from June 2007 through January 2008.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

ITEM 5. OTHER INFORMATION

Not applicable.

ITEM 6. EXHIBITS

5.1   Dutchess Investment Agreement

5.2   Dutchess Registration Rights

23.1 Auditors Consent

31.1 Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2 Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1 Certification of CEO and CFO Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished pursuant to Rule 13a - 14(b))

99.1 Restated and Amended Articles of Incorporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEZEY HOWARTH RACING STABLES

May 9, 2008	/s/ J. Wade Mezey
J. Wade Mezey President and Chief Executive Officer (Principal Executive and Accounting Officer)